Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER AGREEMENT

THIS FIFTH Amendment to Credit Agreement AND LIMITED WAIVER AGREEMENT (this “Agreement”), dated as of December 19, 2025, is entered into by and among COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), Swing Line Lender and L/C Issuer.

RECITALS
WHEREAS, the Borrower, the Lenders from time-to-time party thereto, the Administrative Agent, and the L/C Issuer are parties to that certain Third Amended and Restated Credit Agreement, dated as of July 12, 2022 (as amended, modified, extended, restated, replaced, or supplemented in writing from time to time, the “Credit Agreement”).
WHEREAS, the Borrower has informed the Administrative Agent and the Lenders that certain Events of Default have occurred and are continuing as described on Schedule I attached hereto (collectively, the “Acknowledged Events of Default”).
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to (i) waive the Acknowledged Events of Default and (ii) make certain modifications to the Credit Agreement as set forth below.
WHEREAS, the Administrative Agent and the Lenders have agreed to do so, but only pursuant to the terms and conditions set forth herein.
AGREEMENT

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Financial Advisor” has the meaning set forth in Section 7.

“Amendment Fee” has the meaning set forth in Section 5.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Consenting Lender” and “Consenting Lenders” have the meanings set forth in Section 5.

“Credit Agreement” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in Section 9.
“Released Party” has the meaning set forth in Section 11.

2. Estoppel. The Borrower hereby acknowledges and agrees that, as of the close of business on December 17, 2025, (a) the aggregate outstanding principal amount of the Revolving Loans was $11,000,000.00, (b) the aggregate outstanding principal amount of the Term Loans was $560,000,000.00, (c) the aggregate outstanding principal amount of the Swing Line Loans was $0.00, (d) the aggregate outstanding principal amount of the Incremental Delayed Draw Term Loan was $0.00 and (e) the L/C Obligations were $3,982,500.00 (inclusive of that certain Irrevocable Standby Letter of Credit No.: SLC10023937 issued August 14, 2025 for the account of The Honey Pot Company (DE), LLC), each of which constitutes a valid and subsisting obligation of the Borrower owed to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims, or adjustments of any kind.

3. Consent, Acknowledgement and Reaffirmation. The Borrower hereby: (a) acknowledges that the Acknowledged Events of Default have occurred and are continuing, and have not previously been waived; (b) acknowledges and consents to this Agreement and the terms and provisions hereof; (c) reaffirms the covenants and agreements contained in each Loan Document, including, in each case, as such covenants and agreements may be modified by this Agreement and the transactions contemplated hereby; (d) reaffirms that each of the Liens created and granted in or pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations is valid and subsisting, and acknowledges and agrees that this Agreement shall in no manner impair or otherwise adversely affect such Liens; and (e) confirms that each Loan Document is and shall continue to be in full force and effect and the same is hereby ratified and confirmed in all respects.
4. Limited Waiver. Subject to the terms and conditions set forth herein, effective as of the Effective Date, the Lenders hereby waive the Acknowledged Events of Default; provided that the foregoing waiver shall not be deemed to modify or affect the obligations of the Loan Parties to comply with each and every obligation, covenant, duty, and agreement under the Loan Documents, in each case as amended by this Agreement. This waiver is a one-time waiver limited exclusively to the Acknowledged Events of Default and shall not be construed to be a waiver of, or in any way obligate the Lenders to waive, any other Default or Event of Default that may have occurred or that may occur from and after the Effective Date.
5. Amendment Fee. In consideration of the written consent of the Lenders that have delivered a duly executed signature page to this Agreement to the Administrative Agent by 12:00 p.m. (Eastern time) on December 19, 2025 (or such later time as may be agreed to by the Borrower and the Administrative Agent) (each a “Consenting Lender” and collectively, the “Consenting Lenders”), the Borrower shall pay to the Administrative Agent an amendment fee of $5,000,000 (the “Amendment Fee”), with a portion of the Amendment Fee payable to each Consenting Lender on a ratable basis based on the sum of (i) the Outstanding Amount of the Term Loans held by such Consenting Lender as of the Effective Date plus (ii) the amount of the Revolving Commitment of each such Consenting Lender as of the Effective Date. The Amendment Fee shall be fully earned, non-refundable and due and payable as of the Effective Date and shall not be applied to reduce the Obligations.

6. Amendments to Credit Agreement. The Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex A hereto.
7. Administrative Agent’s Financial Advisor. The Administrative Agent, through its counsel, has retained FTI Consulting, LLC, as financial advisor to the Administrative Agent (the “Administrative Agent’s Financial Advisor”), to monitor the Borrower’s financial and operational performance. The Borrower shall continue to cooperate with the Administrative Agent’s Financial Advisor and provide the Administrative Agent’s Financial Advisor with reasonable access to the Borrower’s facilities, books and records, officers and consultants and to any information reasonably necessary for the Administrative Agent’s Financial Advisor to perform the services within the scope of its engagement; provided, however, that notwithstanding anything to the contrary in this Section 7, such access need not include any access to information that would be subject to legal privilege.
8. Fees and Expenses. Without in any way limiting the obligations of the Borrower under the Loan Documents, including without limitation Section 10.04 of the Credit Agreement, the Borrower shall, within three (3) Business Days after written demand therefor, reimburse the Administrative Agent and any Lender for all of its documented and invoiced out-of-pocket fees and expenses reasonably incurred in connection with this Agreement, the Credit Agreement, and the other Loan Documents (including, without limitation, the documented and invoiced fees and out-of-pocket expenses of (i) Moore & Van Allen PLLC, as counsel to the Administrative Agent, (ii) the Administrative Agent’s Financial Advisor, and (iii) counsel to any Lender).

9. Conditions Precedent. This Agreement shall be effective on the date (the “Effective Date”) that each of the following conditions have been satisfied as determined by the Administrative Agent in its reasonable discretion, or waived by the Administrative Agent in its sole discretion:
(a) Executed Agreement. The Administrative Agent shall have received a copy of this Agreement duly executed by each of the Borrower, the Lenders constituting the Required Lenders, and the Administrative Agent.

(b) Amendment Fee. The Administrative Agent shall have received payment of the Amendment Fee for the benefit of the Consenting Lenders.

(c) Payments Generally. The Administrative Agent shall have received payment of any fees or any interest accrued in respect of the Loans pursuant to Section 2.12(b) of the Credit Agreement, which fees or interest resulted from the restatement of or other adjustments to the financial statements of the Borrower, for distribution on a ratable basis to the Lenders, which may be paid from the proceeds of Revolving Loans.

(d) Officer’s Certificate, Authorizing Resolutions, and Incumbencies. The Administrative Agent shall have received certificates of resolutions or other action, incumbency certificates, and/or other certificates of the Secretary, Assistant Secretary, or other appropriate officer (or member or manager, as the case may be, in the case of limited liability companies) acceptable to the Administrative Agent, of the Borrower, dated as of the Effective Date, reflecting the transactions contemplated by this Agreement and in form reasonably satisfactory to the Administrative Agent; provided, that to the extent none of the foregoing has changed since they were most recently delivered to the Administrative Agent for the Borrower, then the Borrower may deliver a customary, short-form “bring down” certificate.

(e) Fees and Expenses. The Administrative Agent shall have received reimbursement from the Borrower for all documented and invoiced out-of-pocket fees and expenses reasonably incurred in connection with this Agreement, the Credit Agreement, and the other Loan Documents (including, without limitation, the documented and invoiced fees and out-of-pocket expenses of (i) Moore & Van Allen PLLC, as counsel to the Administrative Agent, and (ii) the Administrative Agent’s Financial Advisor, in each case through the Effective Date and to the extent invoiced to the Borrower at least one (1) Business Day prior to the Effective Date), except to the extent otherwise agreed by the Administrative Agent.
10. Representations of the Borrower. The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
(a) The Borrower has the requisite power and authority and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement in accordance with its terms.
(b) This Agreement has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against such Person in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.
(c) The execution, delivery, and performance by the Borrower of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not require, as a condition to the effectiveness thereof, any registration with, consent, or approval of, or notice to, or other action to, with, or by, any Governmental Authority except (i) to the extent already obtained, (ii) for filings necessary to perfect, and/or maintain the perfection of, the Liens created under the Loan Documents or (iii) for filings, recordings, or consents where failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.
(d) After giving effect to this Agreement: (i) the representations and warranties of the Borrower set forth in the Loan Documents (other than the representations and warranties set forth in Section 5.05, Section 5.06, Section 5.07, and Section 5.16 of the Credit Agreement, solely as they relate to the Acknowledged Events of Default) are true and correct in all material respects (but without duplication of any existing materiality qualifiers) on and as of the Effective Date to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date (in which case they are true, accurate and complete in all material respects (but without duplication of any existing materiality qualifiers) as of such earlier date); and (ii) no Default or Event of Default (other than the Acknowledged Events of Default) exists on and as of the Effective Date.

11. Release. The Borrower hereby releases and forever discharges the Administrative Agent, the Swing Line Lender, the L/C Issuer, each Lender, and each of their respective predecessors, successors, assigns, and Related Parties (each and every of the foregoing, a “Released Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions, and causes of action of any nature whatsoever, in each case through the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, whether liquidated or unliquidated, whether absolute or contingent, whether foreseen or unforeseen, and whether or not heretofore asserted, which the Borrower may have or claim to have against any Released Party.

12. No Actions, Claims. The Borrower hereby represents, warrants, acknowledges, and confirms that the Borrower has no knowledge of any action, cause of action, claim, demand, damage, or liability of whatever kind or nature, in law or in equity, against any Released Party arising from any action by such Person, or failure of such Person to act, in any way on or prior to the date hereof.

13. Incorporation of Agreement. Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect. The execution, delivery, and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of the Administrative Agent or the Lenders under the Loan Documents or constitute a waiver or amendment of any provision of the Loan Documents. The breach of any covenant or provision of this Agreement shall constitute an immediate Event of Default and this Agreement shall constitute a Loan Document.

14. No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and the obligations hereof shall be binding upon the Borrower. No other Person shall have or be entitled to assert rights or benefits under this Agreement, other than any non-party Released Party with respect to Section 11 and Section 12 hereof (which Persons are intended to be third party beneficiaries of this Agreement).

15. Entirety. This Agreement, the Credit Agreement, and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Agreement, the Credit Agreement, and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

16. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

17. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. The governing law, jurisdiction, consent to service of process, and waiver of jury trial provisions contained in Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.

18. Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

19. Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Except as otherwise provided in this Agreement, if any provision contained in this Agreement conflicts with, or is inconsistent with, any provision in any Loan Document, then the provision contained in this Agreement shall govern and control.

20. Post-Closing Covenant. The Borrower shall use commercially reasonable efforts to include in the final DIP Order that Bank of America, N.A., in its capacity as a Cash Management Bank (the “Cash Management Bank”), has the right to receive periodic adequate protection payments in respect of the Cash Management Agreements with the Lugano Entities (the “Lugano Cash Management Obligations”), which Lugano Cash Management Obligations constitute Obligations of the Borrower under the Credit Agreement. Any amount of the Lugano Cash Management Obligations that has not been repaid on or before February 1, 2026 shall be repaid on such date by the Borrower. Such payment shall be made to the Administrative Agent, for the benefit of the Cash Management Bank, in immediately available funds and shall only be applied to reduce the Lugano Cash Management Obligations.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ Stephen Keller
	Name:	Stephen Keller
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Erik Truette
	Name:	Erik Truette
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, the L/C Issuer and Swing Line Lender

	By:	/s/ Timothy J. Waltman
	Name:	Timothy J. Waltman
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Judy Marsh
Name:	Judy Marsh
Title:	Authorized Officer

TD BANK, N.A.,
as a Lender

By:	/s/ M. Bernadette Collins
Name:	M. Bernadette Collins
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark J. Hattling
Name:	Mark J. Hattling
Title:	Senior Vice President

CIBC BANK USA,
as a Lender

By:	/s/ Jeff Groenewold
Name:	Jeff Groenewold
Title:	Managing Director

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

/s/ Ronald T. Keller
Ronald T. Keller
Title:	Vice President

TRUIST BANK,
as a Lender

/s/ John L. Saylor
John L. Saylor
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

/s/ Constantin E. Chepurny
Constantin E. Chepurny
Title:	EVP

SCHEDULE I

Acknowledged Events of Default
“Acknowledged Events of Default” means, collectively:
1.The Events of Default that have occurred and are continuing under Section 8.01(b) of the Credit Agreement as a result of (a) the Borrower permitting Lugano to incur Indebtedness not otherwise permitted under Section 7.03 of the Credit Agreement, (b) the Borrower’s failure to maintain a Consolidated Total Leverage Ratio as required pursuant to Section 7.11(a) of the Credit Agreement for the fiscal quarters ending June 30, 2023, September 30, 2023, March 31, 2024, June 30, 2024, September 30, 2024, December 31, 2024 and March 31, 2025; (c) the Borrower’s failure to maintain a Consolidated Fixed Charge Coverage Ratio as required pursuant to Section 7.11(c) of the Credit Agreement for the fiscal quarters ending June 30, 2023, September 30, 2023, December 31, 2023, June 30, 2024, September 30, 2024, December 31, 2024, and March 31, 2025; and (d) the Borrower’s failure to cause the Lugano Entities to preserve and maintain in full force and effect the Lugano Entities’ legal existence under the Laws of their respective jurisdictions of organization as required pursuant to Section 6.05(a) of the Credit Agreement.
2.The Events of Default that have occurred and are continuing under Section 8.01(c) of the Credit Agreement as a result of (a) the Borrower’s failure to cause the Lugano Entities to comply with all Laws; and (b) the Borrower’s failure to cause the Lugano Entities to maintain proper books of record and account sufficient to allow the preparation of financial statements in accordance with GAAP.
3.The Events of Default that have occurred and are continuing under Section 8.01(d) of the Credit Agreement as a result of (a) the Borrower’s failure to satisfy the conditions precedent for any proposed Credit Extension when such Request for Credit Extension was made as required pursuant to Sections 4.02(a), (b) and (d) of the Credit Agreement; (b) the Borrower’s failure to accurately represent and warrant that, solely with respect to the condition of the Lugano Entities, the financial statements delivered pursuant to Section 6.01(a) and (b) of the Credit Agreement fairly presented the financial condition of the Borrower and its Subsidiaries on a consolidated (and, as applicable, consolidating) basis when such representations and warranties were made or deemed made as required pursuant to Section 5.05(a) of the Credit Agreement; (c) the Borrower’s failure to accurately represent and warrant that there were no actions, suits, proceedings, claims or disputes against or pertaining to the Lugano Entities that could reasonably have been expected to have a Material Adverse Effect when such representations and warranties were made or deemed made as required pursuant to Section 5.06 of the Credit Agreement; (d) the Borrower’s failure to accurately represent and warrant that no default existed under any Intercompany Debt Document which in the aggregate could reasonably have been expected to have a Material Adverse Effect when such representations and warranties were made or deemed made as required pursuant to Section 5.07(a) of the Credit Agreement; (e) the Borrower’s failure to accurately represent and warrant that the reports, financial statements, certificates or other information provided to the Administrative Agent and the Lenders with respect to the Lugano Entities did not contain any material misstatement of facts or which did not omit to state any material fact when such representations and warranties were made or deemed made as required pursuant to Section 5.15 of the Credit Agreement; and (f) the Borrower’s failure to accurately represent and warrant that, solely with respect to the Lugano Entities, each of the Borrower and each Subsidiary was in compliance with the requirements of all Laws when such representations and warranties were made or deemed made as required pursuant to Section 5.16 of the Credit Agreement.

ANNEX A

Amended Credit Agreement

See attached.

Published CUSIP Numbers:
Deal: 20451UAQ8
Revolver: 20451UAR6
Term Loan: 20451UAS4
Incremental Delayed Draw Term Loan: 20451UAT2

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 12, 2022
among

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION
and TRUIST BANK,
as Documentation Agents

TD BANK, N.A.,CIBC BANK USA
and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

Arranged By:

BANK OF AMERICA, N.A.,
TD BANK, N.A.,
CIBC BANK USA
and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers

and

BANK OF AMERICA, N.A.,
and TD BANK, N.A.,
as Joint Bookrunners

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	42
1.03	Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis	43
1.04	Rounding	43
1.05	Times of Day; Rates	44
1.06	Letter of Credit Amounts	44

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	45
2.01	Revolving Loans	45
2.02	Borrowings, Conversions and Continuations of Loans	48
2.03	Letters of Credit	50
2.04	Swing Line Loans	59
2.05	Prepayments	62
2.06	Termination or Reduction of Aggregate Revolving Commitments	63
2.07	Repayment of Loans	64
2.08	Interest	65
2.09	Fees	65
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	66
2.11	Evidence of Debt	67
2.12	Payments Generally; Administrative Agent’s Clawback	67
2.13	Sharing of Payments by Lenders	69
2.14	Cash Collateral	69
2.15	Defaulting Lenders	70
2.16	Refinancing Loans	72

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	74
3.01	Taxes	74
3.02	Illegality	78
3.03	Inability to Determine Rates	79
3.04	Increased Costs	81
3.05	Compensation for Losses	82
3.06	Mitigation of Obligations; Replacement of Lenders	83
3.07	Survival	83

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	83
4.01	Conditions of Effectiveness	83
4.02	Conditions to all Credit Extensions	86

ARTICLE V	REPRESENTATIONS AND WARRANTIES	86
5.01	Existence, Qualification and Power	86
5.02	Authorization; No Contravention	87

5.03	Governmental Authorization; Other Consents	87
5.04	Binding Effect	84
5.05	Financial Statements; No Material Adverse Effect	84
5.06	Litigation	88
5.07	No Default	88
5.08	Ownership of Property	88
5.09	Environmental Compliance	89
5.10	Insurance	89
5.11	Taxes	90
5.12	ERISA Compliance	90
5.13	Subsidiaries	91
5.14	Margin Regulations; Investment Company Act	91
5.15	Disclosure	91
5.16	Compliance with Laws	92
5.17	Intellectual Property; Licenses, Etc	92
5.18	Solvency	92
5.19	Business Locations; Taxpayer Identification Number	92
5.20	OFAC; Anti-Corruption Laws	92
5.21	Labor Matters	93
5.22	Related Agreements	93
5.23	No Affected Financial Institution	94
5.24	No Covered Entities	94

ARTICLE VI	AFFIRMATIVE COVENANTS	94
6.01	Financial Statements	94
6.02	Certificates; Other Information	95
6.03	Notices	98
6.04	Payment of Taxes	98
6.05	Preservation of Existence, Etc	98
6.06	Maintenance of Properties	99
6.07	Maintenance of Insurance	99
6.08	Compliance with Laws	100
6.09	Books and Records	100
6.10	Inspection Rights	100
6.11	Use of Proceeds	100
6.12	Pledged Assets	101
6.13	Further Assurances	101
6.14	Compliance With Environmental Laws	101
6.15	Deposit and Securities Accounts	102
6.16	Anti-Corruption Laws	102

ARTICLE VII	NEGATIVE COVENANTS	102

7.01	Liens	102
7.02	Investments	104
7.03	Indebtedness	105
7.04	Fundamental Changes	107
7.05	Dispositions	108
7.06	Restricted Payments	109
7.07	Business Activities	111
7.08	Transactions with Affiliates	112
7.09	Burdensome Agreements	112
7.10	Use of Proceeds	112
7.11	Financial Covenants	113
7.12	Payments of Unsecured Indebtedness	113
7.13	Organization Documents; Related Agreements; Etc	114
7.14	Ownership of Subsidiaries	115
7.15	Sanctions	115

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	116
8.01	Events of Default	116
8.02	Remedies Upon Event of Default	118
8.03	Application of Funds	118

ARTICLE IX	ADMINISTRATIVE AGENT	119
9.01	Appointment and Authority	119
9.02	Rights as a Lender	120
9.03	Exculpatory Provisions	120
9.04	Reliance by Administrative Agent	121
9.05	Delegation of Duties	121
9.06	Resignation of Administrative Agent	122
9.07	Non-Reliance on Administrative Agent and Other Lenders	123
9.08	No Other Duties; Etc	124
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	124
9.10	Collateral Matters	125
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	126
9.12	ERISA Matters	126

ARTICLE X	MISCELLANEOUS	127
10.01	Amendments, Etc	127
10.02	Notices; Effectiveness; Electronic Communications	130
10.03	No Waiver; Cumulative Remedies; Enforcement	132
10.04	Expenses; Indemnity; Damage Waiver	132
10.05	Payments Set Aside	134
10.06	Successors and Assigns	134

10.07	Treatment of Certain Information; Confidentiality	139
10.08	Right of Setoff	140
10.09	Interest Rate Limitation	141
10.10	Counterparts; Integration; Effectiveness	141
10.11	Survival of Representations and Warranties	141
10.12	Severability	141
10.13	Replacement of Lenders	142
10.14	Governing Law; Jurisdiction; Etc	142
10.15	Waiver of Jury Trial	143
10.16	No Advisory or Fiduciary Responsibility	144
10.17	Electronic Execution of Assignments and Certain Other Documents	144
10.18	USA PATRIOT Act Notice	145
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	145
10.20	Acknowledgement Regarding Any Supported QFCs	145
10.21	Amendment and Restatement	146

Schedules
1.2	Existing Qualifying Control Agreements
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.13	Subsidiaries
5.17	IP Rights
5.19-1	Locations of Real Property
5.19-2	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
7.01	Liens Existing on the Closing Date
7.02	Investments Existing on the Closing Date
7.03	Indebtedness Existing on the Closing Date
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Notice of Loan Prepayment
D	Form of Note
E	Form of Compliance Certificate
F	Form of Assignment and Assumption
G	Forms of U.S. Tax Compliance Certificates
H	Form of Secured Party Designation Notice
I	Form of Availability Certificate
J	Form of Letter of Credit Report
K	Form of Existing Portfolio Company Classification Approval

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 12, 2022 among COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2029 Senior Unsecured Notes” means the 5.250% senior unsecured notes due 2029 in the initial aggregate principal amount of $1,000,000,000 issued by the Borrower on March 23, 2021 pursuant to the Indenture dated as of March 23, 2021 between the Borrower and U.S. Bank National Association, as Trustee.

“2032 Senior Unsecured Notes” means the 5.000% senior unsecured notes due 2032 in the initial aggregate principal amount of $300,000,000 issued by the Borrower on November 17, 2021 pursuant to the Indenture dated as of November 17, 2021 between the Borrower and U.S. Bank National Association, as Trustee.

“5.11” means 5.11 ABR Corp., a Delaware corporation.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Voting Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person. For the avoidance of doubt, the acquisition by the Borrower of Equity Interests of any Portfolio Company from the minority shareholders of such Portfolio Company shall not constitute an Acquisition.

“Acquisition Subsidiary” has the meaning specified in Section 7.14.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Financial Advisor” has the meaning specified in Section 6.18.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advanced Circuits” means Compass AC Holdings, Inc., a Delaware corporation.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Second Amendment Effect Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Agreement” means this Credit Agreement.

“Allocation Interests” has the meaning assigned to such term in the Borrower LLC Agreement.

“Allocation Member” has the meaning assigned to such term in the Borrower LLC Agreement.

“Allocation Member Distributions” means distributions payable to the Allocation Member pursuant to and in accordance with the provisions of Section 5.2 of the Borrower LLC Agreement upon either (i) a Disposition of a Subsidiary that is permitted by Section 7.05 of this Agreement or (ii) with respect to each Subsidiary, the election by the Allocation Member on or after the date that is five (5) years after the date on which Borrower acquired a controlling interest in such Subsidiary and at a time when no Event of Default has occurred and is continuing to receive a distribution in respect thereof and, to the extent incremental federal and state income taxes of the Allocation Member then due and owing in respect of such distributions and other allocations of Borrower’s income pursuant to the Borrower LLC Agreement exceed such distributions, in the amount of such excess.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to the Revolving Facility at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to the Term Facility at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time and (c) with respect to such Lender’s portion of any outstanding Incremental Term Facility at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the term loan held by such Lender under such Incremental Term Facility at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Tier	Consolidated Total Leverage Ratio	Term SOFR Loans	Base Rate Loans	Letter of Credit Fee	Commitment Fee
1	< 1.75:1.0	1.50%	0.50%	1.50%	0.25%
2	> 1.75:1.0 but < 2.75:1.0	1.75%	0.75%	1.75%	0.30%
3	> 2.75:1.0 but < 3.50:1.0	2.00%	1.00%	2.00%	0.35%
4	> 3.50:1.0 but < ~~4.25~~4.00:1.0	2.25%	1.25%	2.25%	0.40%
5	> ~~4.25~~4:00:1.0 but< 4.50:1.0	2.50%	1.50%	2.50%	0.45%
6	> 4.50:1.0	3.25%	2.25%	3.25%	0.60%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier ~~5~~6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(b) whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Total Leverage Ratio contained in such Compliance Certificate. ~~The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(b) for the fiscal quarter of the Borrower ending June 30, 2022 shall be determined based upon Pricing Tier 4.~~ Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arnold Magnetics” means AMTAC Holdings, LLC, a Delaware limited liability company.

“Arrangers” means Bank of America (an Affiliate of BofA Securities), TD Securities, (USA) LLC, JPMorgan Chase Bank, N.A., U.S. Bank National Association and CIBC Bank USA, in their capacities as joint lead arrangers and Bank of America (an Affiliate of BofA Securities), TD Securities,

(USA) LLC, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, in their capacities as joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Auto Borrow Agreement” has the meaning specified in Section 2.04(g).

“Availability” means (a) with respect to an Existing Portfolio Company, the least of (i) the product of (x) the Portfolio Company EBITDA of such Existing Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Existing Portfolio Company have been most recently delivered to the Administrative Agent in accordance with the terms of this Agreement times (y) 2.75; (ii) the sum of (x) the principal balance of the Qualified Intercompany Debt owing by such Existing Portfolio Company to the Borrower plus (y) the positive sum (if any) of the product of (I) 2.75 minus a fraction, the numerator of which shall be the principal balance of the Qualified Intercompany Debt owing by such Existing Portfolio Company to the Borrower and the denominator of which shall be the Portfolio Company EBITDA of such Existing Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Existing Portfolio Company have been most recently delivered to the Administrative Agent in accordance with the terms of this Agreement times (II) the amount of Compass-Owned EBITDA with respect to such Existing Portfolio Company; and (iii) for any Existing Portfolio Company that is a Disqualified Portfolio Company, zero; and (b) with respect to any New Portfolio Company, the least of (i) the product of (x) the Portfolio Company EBITDA of such New Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such New Portfolio Company have been most recently delivered to the Administrative Agent in accordance with the terms of this Agreement times (y) 1.75; (ii) the sum of (x) the principal balance of the Qualified Intercompany Debt owing by such New Portfolio Company to the Borrower plus (y) the positive sum (if any) of the product of (I) 1.75 minus a fraction, the numerator of which shall be the principal balance of the Qualified Intercompany Debt owing by such New Portfolio Company to the Borrower and the denominator of which shall be the Portfolio Company EBITDA of such New Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such New Portfolio Company have been most recently delivered to the Administrative Agent in accordance with the terms of this Agreement times (II) the amount of Compass-Owned EBITDA with respect to such New Portfolio Company; and (iii) for any New Portfolio Company that is a Disqualified Portfolio Company, zero. It is agreed and understood that the Availability for any Portfolio Company shall in no event be less than zero.

“Availability Certificate” means a certificate substantially in the form of Exhibit I.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-InAction” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) Term SOFR plus 1.00%; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BOA” means BOA Parent Inc., a Delaware corporation.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Expenses” means all cash expenses of the Borrower, and all cash expenses of the Trust reimbursed or otherwise funded by the Borrower, in each case excluding fees paid to the Manager and permitted hereunder. For the avoidance of doubt, one-time expenses in an aggregate amount not to exceed $50,000,000 and incurred by the Borrower in connection with investigations related to the Lugano Entities or in connection with the Lugano Bankruptcy, shall not be included as Borrower Expenses hereunder for any periods ending on or prior to December 31, 2025.

“Borrower LLC Agreement” means that certain Sixth Amended and Restated Operating Agreement of Borrower dated as of August 3, 2021, as amended by the First Amendment dated February 11, 2022, as in effect on the date hereof or as modified in compliance with the provisions hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Availability” means, as of any date of determination, an amount equal to the lesser of (a) the Aggregate Revolving Commitments as of such date and (b) the result of (i) Combined Eligible Availability as of such date minus (ii) Consolidated Net Indebtedness as of such date (excluding the Outstanding Amount of Loans and L/C Obligations and any outstanding Indebtedness permitted by Section 7.03(j)).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative

Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody’s is at least P‑1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
“Cash Flow Forecast” has the meaning specified in Section 6.01(d).

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement with the Borrower or any Subsidiary provided that (a) at the time such Person enters into such Cash Management Agreement, such Person is a Lender or an Affiliate of a Lender or (b) such Cash Management Agreement exists on the Closing Date and such Person is a Lender or an Affiliate of a Lender on the Closing Date or within thirty (30) days thereafter.

“Cash-on-Hand” has the meaning specified in Section 2.05(b)(v).

“CFC” means a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Equity Interests of the Trust representing 35% or more of the combined voting power of all Voting Equity Interests of the Trust (or, after the consummation of a Permitted Trust Merger, of Voting Equity Interests of the Borrower representing 35% or more of the combined voting power of all Voting Equity Interests of the Borrower) on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c) the Trust shall cease to directly own and control 100% of each class of the outstanding Equity Interests of the Borrower (other than the Allocation Interests and other than to the extent resulting from a Permitted Trust Merger) or shall pledge the Equity Interests in the Borrower owned by the Trust to any Person;

(d) either (i) the Manager ceases to be the manager under the Management Fee Agreement and a successor acceptable to the Administrative Agent is not promptly appointed or (ii) the Management Fee Agreement ceases to be in full force and effect in accordance with its terms in effect as of the Closing Date in any material respect;

(e) the common Equity Interests in the Trust (or, after the consummation of a Permitted Trust Merger, in the Borrower) cease to be publicly traded; or

(f) there occurs a “change of control” (or any other defined term having a similar purpose) as defined in the documents governing any other Indebtedness of the Borrower, the outstanding principal amount of which exceeds the Threshold Amount.

“Closing Date” means the date hereof.

“Closing Date Acquisition” means the Acquisition by the Borrower, directly or indirectly through a Subsidiary, of PrimaLoft pursuant to the Closing Date Acquisition Documents.

“Closing Date Acquisition Documents” means that certain Stock Purchase Agreement dated June 4, 2022 by and among Relentless Intermediate, Inc., as purchaser, and VP PrimaLoft Holdings, LLC, as seller, and all other documents, agreements and instruments relating to the Closing Date Acquisition in each case including all schedules and exhibits thereto.

“CME” means CME Group Benchmark Administration Limited.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Management Fee Subordination Agreement and each other security document as may be executed and delivered by the Borrower pursuant to the terms of Section 6.12 or any of the Loan Documents.

“Combined Eligible Availability” means, at any time, the lesser of (a) the sum of (i) the combined total of the Availability for each Existing Portfolio Company at such time plus (ii) the combined total of the Availability for each New Portfolio Company at such time and (b) the aggregate principal balance of the Qualified Intercompany Debt then outstanding; provided, that if the aggregate amount of the Combined Eligible Availability attributable to any one Portfolio Company, or any group of Portfolio Companies operating in the same business industry, exceeds 40%, then any such excess amounts shall be excluded from the amount of Combined Eligible Availability (provided, that Required Lenders may, in their reasonable credit judgment, elect to require that Portfolio Companies arising after the Closing Date be assigned a concentration level of 35% percent instead of 40%, such election, if made, to occur at the time of and in connection with such Portfolio Company first attaining such status hereunder); provided further, that if the aggregate amount of the Combined Eligible Availability attributable to Portfolio Companies organized in Canada (excluding for this purpose any such Portfolio Companies with respect to which perfected, first priority Liens on substantially all of their assets have been granted to the Borrower pursuant to the applicable Qualified Intercompany Debt Documents) exceeds 15% of the total Combined Eligible Availability, then any such excess amounts shall be excluded from the amount of Combined Eligible Availability.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term Loan Commitment of such Lender and/or any Incremental Facility Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Communication” has the meaning specified in Section 10.17.

“Compass-Owned EBITDA” means, with respect to any Portfolio Company, the product of (i) the Portfolio Company EBITDA of such Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Portfolio Company have been most recently delivered to the Administrative Agent in accordance with the terms of this Agreement times (ii)

the percentage of the equity interests in such Portfolio Company that are directly or indirectly owned and controlled by the Borrower (on a primary basis).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries (other than Subsidiary Outside Companies) on a consolidated basis, all capital expenditures, as determined in accordance with GAAP, but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed with (i) insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) cash proceeds of Dispositions that are reinvested in accordance with this Agreement and (b) expenditures made to fund the purchase price for assets acquired in a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition.

“Consolidated EBITDA” means, for any period, the remainder of (i) the sum of (x) the combined total of the Portfolio Company EBITDA for each Existing Portfolio Company for such period plus (y) the combined total of the Portfolio Company EBITDA for each New Portfolio Company for such period, minus (ii) for each Portfolio Company, the positive amount, if any, of Net Income Attributable to Non-Controlling Interests for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the remainder for such period of (i) Consolidated EBITDA minus (ii) the sum of all income taxes paid or payable in cash by the Borrower and the Subsidiaries (other than Subsidiary Outside Companies), and (without duplication) tax distributions described in Section 7.06(c), minus (iii) all Consolidated Capital Expenditures minus (iv) the aggregate amount of Management Fees paid in cash by the Borrower and/or the Portfolio Companies pursuant to the Management Fee Documents minus (v) Borrower Expenses to (b) the sum for such period of (i) Consolidated Interest Charges accrued for such period and paid or payable in cash at any time (excluding in all instances any interest paid in kind), plus (ii) Consolidated Scheduled Funded Debt Payments for such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries (other than Subsidiary Outside Companies) on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries (other than Subsidiary Outside Companies) on a consolidated basis, the sum of (a) all interest, premium payments, debt discounts, fees and other charges in connection with borrowed money (including capitalized interest but excluding any unrealized mark-to-market gains or losses arising under Swap Contracts) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (net of interest income of the Borrower and excluding interest expense of the Portfolio Companies in respect of Qualified Intercompany Debt), plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Net Income” means, with respect to any Person (as used in this definition, the “primary Person”) for any period, the consolidated net income (or loss) of such Person for such period, excluding (a) any gains or non-cash losses from Dispositions, (b) any extraordinary gains or extraordinary non-cash losses, (c) any gains or non-cash losses from discontinued operations, (d) the net income of any Subsidiary of the primary Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the primary Person’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income for the primary Person, and (e) any income (or loss) for such period of any Person that is not a Subsidiary of the primary Person, except that the primary Person’s equity in the net income of any such other Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to the primary Person or a Subsidiary of the primary Person as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of the primary Person, such Subsidiary is not precluded from further distributing such amount to the primary Person as described in clause (d) of this definition).

“Consolidated Net Indebtedness” means Consolidated Funded Indebtedness (other than Qualified Intercompany Debt and Indebtedness described in clauses (d) and (i) of the definition of “Indebtedness” herein unless such Indebtedness is reflected on the balance sheet of the Borrower as a liability in accordance with GAAP or, in the case of any Earn Out Obligations, if such Earn Out Obligations have become due and payable), net of (a) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement and (b) up to $25,000,000 in the aggregate of Unrestricted Cash of all Portfolio Companies (other than any Portfolio Company that is a Foreign Subsidiary); provided, that, in no event shall Consolidated Net Indebtedness be less than $0 for any purpose under this Agreement. For the avoidance of doubt, for purposes of calculating Borrowing Availability at the time of any Borrowing of Revolving Loans, Indebtedness described in clause (d) of the definition of “Indebtedness” herein shall not be included in Consolidated Net Indebtedness to the extent such Indebtedness is repaid with the proceeds of such Revolving Loans substantially concurrently with such Borrowing.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary or mandatory prepayments or any payments of principal of Revolving Loans or Qualified Intercompany Debt.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness (excluding Consolidated Funded Indebtedness that is not secured by a Lien on any property of the Borrower or any Subsidiary that would otherwise be included in Consolidated Net Indebtedness) as of such date to (b) Consolidated EBITDA for the twelve-month period of the Borrower most recently ended.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the twelve-month period of the Borrower most recently ended.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.20.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” has the meaning specified in Section 9.13.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself, or its government, is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property (including the Equity Interests of any Subsidiary) by the Borrower or any Subsidiary (other than any Subsidiary Outside Company), including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or by a Subsidiary to any Subsidiary (other than any Subsidiary Outside Company); (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; and (g) any Recovery Event.

“Disqualified Portfolio Company” means, as of any date, a Portfolio Company (a) that is not Solvent, (b) in respect of which any of the events described in Section 8.01(f) or Section 8.01(g)(i) has occurred or (c) that is in payment default under an Intercompany Debt Document where such payment default has continued unremedied for a period of at least 60 days. For the avoidance of doubt, Lugano Holding shall be a Disqualified Portfolio Company from and after November 7, 2025.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition and for purposes of clause (a)(ii) of the definition of Permitted Earn Out Obligations and Section 7.03(i), the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition (or, if no maximum amount is specified in such documents, the Borrower’s good faith estimate of the maximum amount of such earn-out payments on the date the documents relating to such Acquisition are entered into). For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the amount, if any, that has become due and payable and remains outstanding as of the relevant determination date and for the avoidance of doubt, shall not include any amounts, contingent or otherwise, that are not outstanding as of such date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” has the meaning assigned to that term in 15 U.S.C. § 7006.

“Electronic Signature” has the meaning assigned to that term in 15 U.S.C. § 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Ergo Baby” means EBP Lifestyle Brands Holdings, Inc., a Delaware corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means, with respect to the Borrower, (a) any owned or leased real property which is located outside of the United States, unless requested by the Administrative Agent or the Required Lenders, (b) unless requested by the Administrative Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 6.12(a), (e) any property which, subject to the terms of Section 7.09, is subject to a Lien of the type described in Section 7.01(i) pursuant to documents which prohibit the Borrower from granting any other Liens in such property, (f) any leasehold interest of the Borrower in office space and (g) any lease, license, contract or other agreement (other than Intercompany Debt Documents) of the Borrower if and for so long as the grant of a security interest in such lease, license, contract or other agreement in the manner contemplated hereby is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter the Borrower’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, any such limitation described in the foregoing clause (g) shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC (as defined in the Security Agreement) or any other applicable Law (including Debtor Relief Laws) or principles of equity.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in Section 10.21

“Existing Letters of Credit” means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.03.
“Existing Portfolio Companies” means (i) Arnold Magnetics, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (ii) BOA together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (iii) Sterno, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (iv) Foam Fab, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (v) 5.11, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (vi) Velocity, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (vii) Lugano Buyer, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (viii) PrimaLoft, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (ix) Honey Pot, together with its Wholly-Owned Subsidiaries as of the First Incremental Facility Amendment Effective Date, (x) any Target acquired by an Existing Portfolio Company in a Permitted Eligible Acquisition as long as (A) the aggregate consideration to be paid in such Acquisition does not exceed $50,000,000 and (B) as of the date of consummation of such Acquisition, the amount of Portfolio Company EBITDA of such Existing Portfolio Company attributable to such Target after giving effect to such Acquisition on a Pro Forma Basis shall not exceed twenty percent (20%) of such Portfolio Company EBITDA, and (~~xiii~~xi) any (A) Target acquired by an Existing Portfolio Company in a Permitted Eligible Acquisition that does not comply with the requirements of clause (xii) above or (B) any New Portfolio Company with respect to which, in each case of any such Target or New Portfolio Company, a classification or reclassification as an Existing Portfolio Company has been approved by Required Lenders in their sole discretion (it being agreed and understood that (1) Lenders shall make reasonable efforts to indicate their response within fifteen (15) days of receiving a request for a classification or reclassification of any such Target or New Portfolio Company as an Existing Portfolio Company, and (2) any Lender that approves the classification or reclassification of such Target or New Portfolio Company as an Existing Portfolio Company shall deliver to the Administrative Agent, together with its response, a written approval in the form of Exhibit K), in each case to the extent that any such company has become a Subsidiary of the Borrower pursuant to a Permitted Eligible Acquisition and remains a Subsidiary of the Borrower.
“Existing Portfolio Company Acquisition Documents” means the primary acquisition documents governing the acquisition of any of the Existing Portfolio Companies.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter” means the letter agreement dated June 15, 2022 among the Borrower, BofA Securities, and Bank of America.
“Fifth Amendment Effective Date” means December 19, 2025.
“Fifth Amendment Transaction Letter” means the letter agreement dated as of the Fifth Amendment Effective Date among the Borrower, the Administrative Agent, and the Lenders.
“First Incremental Facility Amendment” means that certain First Incremental Facility Amendment dated as of the First Incremental Facility Amendment Effective Date by and among the Borrower, the Lenders party thereto and the Administrative Agent.
“First Incremental Facility Amendment Effective Date” means January 9, 2025.

“Foam Fab” means FFI Compass, Inc., a Delaware corporation.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment” means that certain Fourth Forbearance Agreement and Fourth Amendment to Credit Agreement dated as of the Fourth Amendment Effective Date, by and among the Borrower, the Lenders, the Administrative Agent and the L/C Issuer.
    “Fourth Amendment Effective Date” means November 7, 2025.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage (with respect to the Revolving Facility) of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage (with respect to the Revolving Facility) of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person as of any date of determination, all Indebtedness of such Person other than Indebtedness described in paragraphs (f) and (g) of the definition of “Indebtedness” herein.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such

Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract with the Borrower or any Subsidiary provided that (a) at the time such Person enters into such Swap Contract, such Person is a Lender or an Affiliate of a Lender or (b) such Swap Contract exists on the Closing Date and such Person is a Lender or an Affiliate of a Lender on the Closing Date or within thirty (30) days thereafter.
“Honey Pot” means THP Topco, Inc., a Delaware corporation.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Incremental DDTL Availability Period” means the period commencing on January 9, 2025 and ending on the Second Amendment Effective Date.

“Incremental DDTL Commitment Fee” has the meaning specified in Section 2.09(c).

“Incremental Delayed Draw Term Loan Commitment” means, as to each applicable Lender, its obligation to make a portion of the Incremental Delayed Draw Term Loan during the Incremental DDTL Availability Period to the Borrower pursuant to Section 2.01(b)(ii) hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 to the First Incremental Facility Amendment under the caption “Incremental Delayed Draw Term Loan Commitment” or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Incremental Delayed Draw Term Loan Commitment of all the Lenders as of January 9, 2025 shall be $100,000,000.

“Incremental Delayed Draw Term Loan” has the meaning specified in Section 2.01(b)(ii).

“Incremental Facilities” has the meaning specified in Section 2.01(c).

“Incremental Facility Amendment” has the meaning specified in Section 2.01(c).

“Incremental Facility Commitment” has the meaning specified in Section 2.01(c).

“Incremental Revolving Increase” has the meaning specified in Section 2.01(c).

“Incremental Term Facility” has the meaning specified in Section 2.01(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness;

(c) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including any Earn Out Obligations;
(e) all Attributable Indebtedness;

(f) the Swap Termination Value of any Swap Contract;

(g) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(h) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i) without duplication, all Guarantees in respect of any of the foregoing; and

(j) all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Integration Services Fees” means fees payable by a Portfolio Company or an Outside Company to the Manager (or an Affiliate of the Manager) in connection with (a) an Acquisition or sale of such Portfolio Company or Outside Company that is permitted hereunder or (b) the consummation of an add-

on Acquisition by such Portfolio Company or Outside Company that is permitted hereunder, in each case to the extent such fees are paid within 12 months of the applicable Acquisition or sale.

“Intercompany Debt” means Indebtedness owing by a Portfolio Company or a Subsidiary Outside Company to the Borrower.

“Intercompany Debt Document” means any agreement that governs, guarantees or secures any Intercompany Debt.

“Interest Payment Date” means (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage (with respect to the Revolving Facility).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) U.S. Bank National Association, in its capacity as issuer of Letters of Credit (including the Existing Letters of Credit) hereunder, or any successor issuer of Letters of Credit hereunder. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued (or will issue) such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning specified in Section 1.07.

“LCT End Date” has the meaning specified in Section 1.07.

“LCT Test Date” has the meaning specified in Section 1.07.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any Permitted Eligible Acquisition, Permitted Ineligible Acquisition or other permitted Investment, in each case for which the consummation thereof is not conditioned on the availability of financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan, the Term Loan or any term loan under an Incremental Term Facility.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Collateral Documents, the Fee Letter and any Auto Borrow Agreement (but specifically excluding Secured Hedge Agreements and Secured Cash Management Agreements).
“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, the Term Loan or a term loan under an Incremental Term Facility, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Lugano Bankruptcy” means a Chapter 11 voluntary proceeding under the Bankruptcy Code with respect to Lugano Holding or certain of its Subsidiaries in the Bankruptcy Court.
“Lugano Buyer” means Lugano Buyer, Inc., a Delaware corporation.
“Lugano Diamonds” means Lugano Diamonds & Jewelry, Inc., a California corporation.

“Lugano DIP Budget” means the then-current form of a budget consisting of a minimum 13-week cash flow forecast of the Lugano Entities setting forth, among other things, the cash, revenue, cash flows, and net operating cash flow, trade payables, ordinary course expenses, total expenses, capital expenditures (if applicable), vendor disbursements, working capital, and fees and expenses of the Lugano DIP Intercompany Debt and the Lugano Bankruptcy (including categories for professionals and the committee) during such minimum 13-week period that the Lugano Entities are authorized to use the proceeds of the Lugano DIP Intercompany Debt.
“Lugano DIP Credit Agreement” means that certain Superpriority Secured Debtor-in-Possession Credit Agreement, by and among the Borrower and certain of the Lugano Entities, in form and substance reasonably satisfactory to the Administrative Agent.
“Lugano DIP Intercompany Debt” means Indebtedness issued by the Borrower to Lugano under Section 364 of the Bankruptcy Code pursuant to the Lugano DIP Loan Documents in an amount not to exceed $12,000,000 (inclusive of any “roll up” of prepetition Indebtedness owing by Lugano to the Borrower).
“Lugano DIP Loan Documents” means collectively, the Lugano DIP Credit Agreement, the Lugano DIP Budget, the Lugano Liquidation Plan, the Lugano DIP Order, and any related documents or instruments, in each case in form and substance reasonably satisfactory to the Administrative Agent. “Lugano DIP Order” means any order issued by the Bankruptcy Court authorizing the incurrence by Lugano Holding of the Lugano DIP Intercompany Debt, in form and substance reasonably satisfactory to the Administrative Agent. “Lugano Entities” means collectively, (i) Lugano Buyer, (ii) Lugano Holding, (iii) Lugano Diamonds, (iv) Lugano Prive, LLC, a Delaware limited liability company, and (v) K.L.D. Jewelry, LLC, a Delaware limited liability company.
“Lugano Events of Default” has the meaning specified in the Fourth Amendment.
“Lugano Holding” means Lugano Holding, Inc., a Delaware corporation, together with its successors and assigns (including, without limitation, Lugano Holding, Inc. in its capacity as debtor-in-possession under the Lugano Bankruptcy).
“Lugano Liquidation Plan” means a liquidation plan detailing the proposed process for the orderly liquidation of the assets of the Lugano Entities.
“Management Fee Agreement” means that certain ~~Sixth~~Seventh Amended and Restated Management Services Agreement, dated as of ~~September 30, 2014~~January 15, 2025, by and between the Borrower and the Manager, as may from time to time hereafter be amended as permitted hereby.

“Management Fee Documents” means collectively, the Management Fee Agreement and each management services agreement entered into between a Portfolio Company and the Manager or an Affiliate of the Manager having terms whereby payments made under such management services agreement by such Portfolio Company reduce on a dollar-for-dollar basis the total payment obligations of the Borrower under the Management Fee Agreement.

“Management Fee Subordination Agreement” means an agreement satisfactory to the Administrative Agent in form and substance among the Administrative Agent and the parties to the Management Fee Documents that subordinates the obligations of the Borrower under the Management Fee Documents to the Obligations upon the occurrence and continuation of an Event of Default and the commencement of an exercise of remedies against any portion of the Collateral by the Administrative Agent.
“Management Fees” means all fees paid to Manager or an Affiliate of the Manager pursuant to the Management Fee Documents.

“Manager” means Compass Group Management LLC, a Delaware limited liability company.

“Marucci” means Wheelhouse Holdings Inc., a Delaware corporation.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Acquisition” means any Permitted Eligible Acquisition or Permitted Ineligible Acquisition consummated on or after the Closing Date for which the cash consideration (including the aggregate principal amount of Indebtedness assumed by the Borrower or any Subsidiary in connection therewith but excluding any contingent deferred purchase price obligations) is at least $100,000,000 (including, for the avoidance of doubt, the Closing Date Acquisition).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party; (c) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Indebtedness” means any Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Maturity Date” means July 12, 2027; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition or Recovery Event net of (a) reasonable direct costs incurred in connection therewith (including (i) legal, accounting and investment banking fees, sales commissions and other professional fees, commissions and expenses and (ii) any Integration Services Fees required to be paid to the Manager as a result of such Disposition or Recovery Event and permitted under Section 7.06 and any Allocation Member Distributions payable to the Allocation Member as a result of such Disposition or Recovery Event), (b) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition or Recovery Event (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the Borrower or any Subsidiary), (d) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to (i) any Lien of the Administrative Agent, in the case of assets of Borrower, or (ii) any Lien of the Borrower pursuant to Qualified Intercompany Debt Documents, in the case of assets of a Subsidiary) on the related property, and (e) in the case of a Disposition or Recovery Event by a Subsidiary (to the extent in excess of the then balance of the Intercompany Debt owed by such Subsidiary), the portion of such proceeds paid to equityholders of such Subsidiary (other than the Borrower or another Subsidiary) as a pro rata distribution at time of the distribution of the proceeds of such Disposition or Recovery Event by such Subsidiary to its equityholders; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non‑cash consideration received by the Borrower or any Subsidiary in any Disposition or Recovery Event.

“Net Income Attributable to Non-Controlling Interests” means, for any period, (x) with respect to any Portfolio Company, the product of (i) the Consolidated Net Income of such Portfolio Company for such period times (ii) the percentage of the equity interests in such Portfolio Company on a primary basis that are not directly or indirectly owned and controlled by the Borrower and (y) with respect to the Portfolio Companies collectively, the combined Net Income Attributable to Non-Controlling Interests for each Portfolio Company for such period.

“New Portfolio Company” means (i) a Target acquired after the Closing Date by the Borrower or any Acquisition Subsidiary as a new portfolio company pursuant to a Permitted Eligible Acquisition or (ii) a Target acquired after the Closing Date by an Existing Portfolio Company or any Acquisition Subsidiary as an add-on acquisition by such Existing Portfolio Company in a Permitted Eligible Acquisition, in each case together with, if applicable, the Acquisition Subsidiary and the Wholly-Owned Subsidiaries of such Target and to the extent that any such Target remains a Subsidiary of the Borrower and either (A) is not deemed an Existing Portfolio Company pursuant to clause (xi) of the definition of “Existing Portfolio Company” or (B) has not been classified or reclassified as an Existing Portfolio Company. For the avoidance of doubt, New Portfolio Companies shall in all instances exclude any Outside Companies.

“New Portfolio Company Acquisition Documents” means the primary acquisition documents governing the acquisition of any of the New Portfolio Companies.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders in accordance with the terms of Section 10.01 and has been approved by the Required Lenders or (b) requires the approval of all affected Lenders in accordance with the terms of Section 10.01 and has been approved by affected Lenders holding more than 50% of the aggregate outstanding principal amount of all Loans (and unutilized Commitments, if any) of all affected Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Subsidiary Outside Company” means an Outside Company that is not a Subsidiary of the Borrower.
“Note” has the meaning specified in Section 2.11(a).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and (b) all obligations of the Borrower or any Subsidiary owing to a Cash Management Bank or a Hedge Bank in respect of Secured Cash Management Agreements or Secured Hedge Agreements, in each case identified in clauses (a) and(b) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outside Company” means (a) a Subsidiary of the Borrower (and not of any Portfolio Company) acquired pursuant to a Permitted Ineligible Acquisition, together with any Subsidiaries of such Subsidiary and any Acquisition Subsidiary formed to consummate such Permitted Ineligible Acquisition, or (b) a company in which the Borrower has an ownership interest that was previously a Portfolio Company and has been reclassified as an Outside Company in connection with the consummation of a transaction of the type described in Section 7.05(b).

“Outside Debt” means (i) Indebtedness that does not constitute Qualified Intercompany Debt and is incurred or assumed by an Outside Company in connection with the Acquisition of such Outside Company pursuant to a Permitted Ineligible Acquisition and (ii) any Indebtedness incurred by an Outside Company subsequent to the Acquisition of such Outside Company pursuant to a Permitted Ineligible Acquisition (or, as applicable, subsequent to such Outside Company having been reclassified as such in connection with the consummation of a transaction of the type described in Section 7.05(b)).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Earn Out Obligations” means, collectively, Earn Out Obligations of a Portfolio Company or its Subsidiaries arising from a Permitted Eligible Acquisition if either (a) such Earn Out

Obligations are subject to subordination terms in favor of the Borrower that subordinate such Earn Out Obligations to the Intercompany Debt owing to the Borrower by such Portfolio Company and its Subsidiaries, which subordination terms must be acceptable to the Administrative Agent in its reasonable credit judgment or (b) the amount of such Earn Out Obligations, together with the amount of all other Earn Out Obligations that do not satisfy clause (a), do not exceed $10,000,000.

“Permitted Eligible Acquisition” means any Acquisition by (a) an Acquisition Subsidiary of the Borrower of all or substantially all of the assets of a Person as a New Portfolio Company or Existing Portfolio Company, or of all or substantially all of any business or division of a Person as a New Portfolio Company or Existing Portfolio Company, (b) the Borrower of no less than a majority of the Voting Equity Interests of any Person as a New Portfolio Company or Existing Portfolio Company, (c) a Portfolio Company (or an Acquisition Subsidiary of such Portfolio Company) of all or substantially all of the assets of a Person as an add-on acquisition for such Portfolio Company, or of all or substantially all of any business or division of a Person as an add-on acquisition for such Portfolio Company or (d) a Portfolio Company of no less than 100% of the Voting Equity Interests and a majority of all other Equity Interests of any Person as an add-on acquisition for such Portfolio Company, in each case to the extent that each of the following conditions precedent shall have been satisfied:

(i) the Administrative Agent (for further distribution by the Administrative Agent to the Lenders) shall receive not less than fifteen (15) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition, and shall receive not less than five (5) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the consummation of such Acquisition substantially final versions of the primary acquisition documents (including the purchase agreement and any Intercompany Debt Documents) to be executed in connection with such Acquisition;
(ii) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(iii) no Default or Event of Default is in existence or would occur after giving effect to such Acquisition;

(iv) (A) the Administrative Agent shall have received an updated Availability Certificate prepared on a Pro Forma Basis after giving effect to the consummation of the Acquisition and the incurrence of any Loans and other Indebtedness in connection therewith, and (B) immediately after consummation of the Acquisition and the incurrence of any Loans and other Indebtedness in connection therewith, the sum of (x) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement plus (y) Unused Borrowing Availability shall be not less than $25,000,000;

(v) after giving effect to such Acquisition and the incurrence of any Loans and other Indebtedness in connection therewith, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement, and if the aggregate consideration to be paid in such Acquisition exceeds $75,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating compliance with the foregoing;

(vi) such Acquisition shall only involve a Target organized within the United States or Canada (with all Subsidiaries of such Target, subject to the proviso below, organized within the United States or, with respect to a Target organized within Canada, organized within Canada) and/or business and assets located in the United States or Canada; provided, that (A) the provisions of this clause (vi) shall not apply to add-on Acquisitions of Targets and/or businesses and assets outside of the United States or Canada or Acquisitions of Targets organized within the United States or Canada that have Subsidiaries organized outside of the United States or Canada so long as the Administrative Agent has received financial data that is reasonably acceptable to the Administrative Agent which demonstrates that, after giving effect to any such Acquisition (either as a result of the add-on Acquisition of Targets and/or businesses and assets outside of the United States or Canada by an Existing Portfolio Company or a New Portfolio Company or as a result of the percentage of Portfolio Company EBITDA attributable to Subsidiaries organized outside of the United States or Canada or businesses and assets located outside of the United States or Canada of the Target in any Acquisition that is to become a Portfolio Company), no more than 25% of the aggregate amount of Portfolio Company EBITDA of the applicable Portfolio Company is attributable to Subsidiaries, businesses and assets outside of the United States (in the case of Portfolio Companies organized within the United States) and Canada (in the case of Portfolio Companies organized in Canada and in the case of Portfolio Companies organized in the United States to the extent that the Subsidiaries that are organized in Canada of the applicable Portfolio Company organized in the United States become guarantors under the Intercompany Debt Documents of such Portfolio Company), and (B) after giving effect to any Acquisition of a Target organized in Canada, no more than 25% of the aggregate Portfolio Company EBITDA of all Portfolio Companies, calculated on a Pro Forma Basis, is attributable to Portfolio Companies organized in Canada and their Subsidiaries (excluding for this purpose any such Portfolio Companies with respect to which perfected, first priority Liens on substantially all of their assets have been granted to the Borrower pursuant to the applicable Qualified Intercompany Debt Documents);

(vii) the business of the Target would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Borrower prior to such Acquisition;

(viii) upon the reasonable request of the Administrative Agent, the Administrative Agent (for further distribution by the Administrative Agent to the Lenders) shall have received: (A) a general description of (1) the Target’s business, (2) the Target’s competitive position within the Target’s industry, (3) material agreements binding upon the Target or any of its personal or real property and, if requested by the Administrative Agent, copies of such material agreements and (4) pending material litigation involving the Target; (B) background checks with respect to the management of the Target, (C) environmental reports and related information regarding any property owned, leased or otherwise used by the Target; and (D) any other material due diligence information or investigation with respect to the Target that is reasonably required by the Administrative Agent, which, shall be in form and substance reasonably satisfactory to the Administrative Agent that no Material Adverse Effect would be caused by, or would exist after giving effect to, the proposed Acquisition;

(ix) with respect to any Acquisition that is an add-on acquisition by a Portfolio Company, the Target in such Acquisition shall comprise a business of or ancillary to the type engaged in by such acquiring Portfolio Company;

(x) upon the reasonable request of the Administrative Agent, the Administrative Agent (for further distribution by the Administrative Agent to the Lenders) shall have received a financial due diligence report with respect to the Target, inclusive of a quality of earnings assessment and a calculation of the pro forma Consolidated EBITDA attributable to the Target;

(xi) the Target must have had a positive pro forma EBITDA on a cumulative basis for the immediately preceding four fiscal quarters;

(xii) the Target must have in place, with financially sound and reputable insurers, public liability, property damage and business interruption insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in commercial reasonable amounts, and the Administrative Agent shall receive, within thirty (30) days (or such longer period as the Administrative Agent agrees in its sole discretion) immediately after the consummation of the Acquisition of the Target, evidence of such insurance that meets the foregoing requirements and the other insurance requirements set forth herein;

(xiii) the acquisition documents governing such Acquisition shall permit the collateral assignment by the Borrower of its rights under such acquisition documents to the Administrative Agent as security for the Obligations and for the Administrative Agent’s reliance on any legal opinions rendered in connection with such Acquisition;

(xiv) there shall be no Indebtedness incurred or assumed in connection with such Acquisition other than Revolving Loans funded to the Borrower under this Agreement, Qualified Intercompany Debt incurred by the applicable Target and Indebtedness permitted under Sections 7.03(e), 7.03(i) and 7.03(k);

(xv) to the extent that any investments of Qualified Intercompany Debt are made in the Target in connection with such Acquisition, (A) such Qualified Intercompany Debt shall be evidenced by Qualified Intercompany Debt Documents pursuant to which, among other things, a perfected, first-priority Lien has been granted to the Borrower in substantially all of the assets of such Target (other than a Target organized in Canada) in accordance with the definition of the term Qualified Intercompany Debt Documents, and (B) the Administrative Agent shall have received projections and other financial data reasonably acceptable to the Administrative Agent which demonstrates that, after giving effect to such investments of Qualified Intercompany Debt, (1) such Target is Solvent and (2) the Portfolio Company Leverage Ratio for such Target would not be greater than 5.00 to 1.00;

(xvi) in the case of any such Acquisition by the Borrower of less than all of the Voting Equity Interests of any Person as a New Portfolio Company or Existing Portfolio Company, none of the Organization Documents of the Target (or any Acquisition Subsidiary formed in connection with such Acquisition), any shareholder agreements relating to the Equity Interests in the Target (or any Acquisition Subsidiary formed in connection with such Acquisition), and any other agreements or instruments conferring rights upon the minority holders of the Equity Interests in the Target (or any Acquisition Subsidiary formed in connection with such Acquisition) shall in any way (A) prohibit or otherwise impair the Administrative Agent’s Lien on the Equity Interests owned by the Borrower in such Portfolio Company or Acquisition Subsidiary or (B) allow the minority holders of the Equity Interests in such Portfolio Company or Acquisition Subsidiary to block or otherwise interfere in any way with the exercise of remedies by the Administrative Agent with respect to the Equity Interests owned by the Borrower in such Portfolio Company or Acquisition Subsidiary (including the Administrative Agent’s foreclosure of Liens on such Equity Interests and the sale, transfer or other disposition by the Administrative Agent of such Equity Interests); provided, that this clause (B) shall not prohibit customary “tag-along” or “co-sale” rights granted to minority holders of Equity Interests so long as such “tag-along” or “co-sale” rights do not apply to (1) the granting of Liens on such Equity Interests in favor of the Administrative Agent, (2) the foreclosure by the Administrative Agent of its Liens on such Equity Interests or transfer of such Equity Interests to the Administrative Agent or (3) any sale, transfer or other disposition by the Administrative Agent of such Equity Interests to a third party;

(xvii) all material consents necessary for such Acquisition (including such consents as the Administrative Agent deems reasonably necessary) have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and applicable Law; and

(xviii) promptly after obtaining knowledge thereof, the Borrower shall provide to the Administrative Agent notice of any material change to any of the documents or information previously provided pursuant to clauses (i) through (xvii) above;

provided, however, that if such Acquisition is otherwise a Permitted Eligible Acquisition under clauses (c) or (d) hereof and the aggregate consideration to be paid in such Acquisition is (x) $75,000,000 or less, then the conditions set forth in the foregoing clauses (i), (iv), (viii), and (x) shall not be required to be satisfied, and (y) $25,000,000 or less, then the conditions set forth in the foregoing clause (xi) shall not be required to be satisfied.

“Permitted Ineligible Acquisition” means any Acquisition that is funded in whole or in part by Outside Debt incurred only after Required Lenders have refused to allow for the treatment of the applicable Target in such Acquisition as an Existing Portfolio Company in accordance with the provisions hereof and where (a) an Acquisition Subsidiary of the Borrower has acquired all or substantially all of the assets of a Person as an Outside Company, or of all or substantially all of any business or division of a Person as an Outside Company or (b) the Borrower has acquired no less than a majority of the Voting Equity Interests of any Person as an Outside Company, in each case to the extent that each of the following conditions precedent shall have been satisfied:

(i) the Administrative Agent (for further distribution by the Administrative Agent to the Lenders) shall receive not less than fifteen (15) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition, and shall receive not less than five (5) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the consummation of such Acquisition substantially final versions of the primary acquisition documents (including the purchase agreement and any Intercompany Debt Documents) to be executed in connection with such Acquisition;

(ii) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(iii) no Default or Event of Default is in existence or would occur after giving effect to such Acquisition;

(iv) (A) the Administrative Agent shall have received an updated Availability Certificate prepared on a Pro Forma Basis after giving effect to the consummation of the Acquisition and the incurrence of any Loans and other Indebtedness in connection therewith, and (B) immediately after consummation of the Acquisition and the incurrence of any Loans and other Indebtedness in connection therewith, the sum of (x) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement plus (y) Unused Borrowing Availability shall be not less than $25,000,000;

(v) after giving effect to such Acquisition and the incurrence of any Loans and other Indebtedness in connection therewith, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement;

(vi) the business of the Target would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Borrower prior to such Acquisition;

(vii) upon the reasonable request of the Administrative Agent, the Administrative Agent (for further distribution by the Administrative Agent to the Lenders) shall have received (A) a general description of (1) the Target’s business, (2) the Target’s competitive position within the Target’s industry, (3) material agreements binding upon the Target or any of its personal or real property and, if requested by the Administrative Agent, copies of such material agreements and (4) pending material litigation involving the Target; (B) background checks with respect to the management of the Target, (C) environmental reports and related information regarding any property owned, leased or otherwise used by the Target; and (D) any other material due diligence information or investigation with respect to the Target that is reasonably required by the Administrative Agent;

(viii) upon the reasonable request of the Administrative Agent, the Administrative Agent (for further distribution by the Administrative Agent to the Lenders) shall have received a financial due diligence report with respect to the Target, inclusive of a quality of earnings assessment and a calculation of the pro forma Consolidated EBITDA attributable to the Target;

(ix) the acquisition documents governing such Acquisition, and the loan documents governing any Investments constituting Indebtedness made by the Borrower in the applicable Target, shall permit the collateral assignment by the Borrower of its rights under such acquisition documents to the Administrative Agent as security for the Obligations and for the Administrative Agent’s reliance on any legal opinions rendered in connection with such Acquisition;
(x) all material consents necessary for such Acquisition (including such consents as the Administrative Agent deems reasonably necessary) have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and applicable Law; and
(xi) promptly after obtaining knowledge thereof, the Borrower shall provide to the Administrative Agent notice of any material change to any of the documents or information previously provided pursuant to clauses (i) through (x) above.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 7.01.

“Permitted Trust Merger” means a merger of the Trust with and into the Borrower, with the Borrower as the surviving company, which is consummated with prior written notice to the

Administrative Agent and in compliance with the Trust Agreement and applicable Law, and otherwise on terms and conditions reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Portfolio Companies” means Existing Portfolio Companies and New Portfolio Companies, and shall in all instances exclude any Outside Companies.

“Portfolio Company EBITDA” means, for any Portfolio Company for any period, Consolidated Net Income of such Portfolio Company plus, to the extent deducted in determining such Consolidated Net Income (and without duplication), (i) the consolidated interest expense of such Portfolio Company (including the portion of rent expense with respect to such period under capital leases and the implied interest component of Synthetic Lease Obligations), determined in accordance with GAAP, (ii) income tax expense of such Portfolio Company, (iii) depreciation and amortization of such Portfolio Company, (iv) Management Fees paid that are permitted under Section 7.06 and satisfied by or otherwise allocable to such Portfolio Company, (v) non-cash charges incurred to reflect any in-process research and development acquired by the Borrower at the time of its acquisition of such Portfolio Company, (vi) expense in respect of any forgiveness of non-cash loans to management of such Portfolio Company, (vii) other non-cash expenses (or less gains or income) for which no cash outlay (or cash receipt) is foreseeable prior to the Maturity Date with respect to Revolving Loans, (viii) Integration Services Fees and one-time closing costs and expenses incurred by such Portfolio Company in connection with consummating the acquisition of such Portfolio Company or of a Target acquired by such Portfolio Company pursuant to a Permitted Eligible Acquisition that is an add-on Acquisition, and (ix) integration costs incurred by such Portfolio Company in connection with the integration of a Target acquired by such Portfolio Company pursuant to a Permitted Eligible Acquisition that is an add-on Acquisition, in each case so long as (A) the aggregate amount of all such integration costs with respect to such Target so added back to the Portfolio Company EBITDA of such Portfolio Company pursuant to this clause (ix) does not exceed the lesser of (I) fifteen percent (15%) of the amount of the Portfolio Company EBITDA of such Portfolio Company (after giving effect to the consummation of the Acquisition of the applicable add-on Target and as of the date thereof) and (II) forty percent (40%) of the pro forma EBITDA of the applicable add-on Target, and (B) such integration costs are incurred within the first twenty-four (24) months following the consummation of the applicable Acquisition; provided, that, with respect to a Portfolio Company that is acquired pursuant to a Permitted Eligible Acquisition after the date hereof, for any period prior to the acquisition of such Portfolio Company pursuant to such Permitted Eligible Acquisition, the Portfolio Company EBITDA for such Portfolio Company shall be equal to the pro forma EBITDA of such Portfolio Company (calculated substantially in accordance with the above provisions of this definition, as adjusted by extraordinary expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, if any, in each case calculated by the Borrower in accordance with the requirements of GAAP and Article XI of regulation S-X under the Securities Exchange Act of 1934, with such adjustments thereto as the Administrative Agent may reasonably require) for such pre-acquisition period.

“Portfolio Company Leverage Ratio” means, for any Portfolio Company as of any date of determination, the ratio of (a) all Indebtedness (other than Indebtedness described in clauses (d) and (i) of the definition thereof unless such Indebtedness is reflected on the balance sheet of such Portfolio Company as a liability in accordance with GAAP) of such Portfolio Company, determined on a consolidated basis for such Portfolio Company and its Subsidiaries, to (b) the Portfolio Company EBITDA of such Portfolio Company for the twelve-month period ending on the last day of the most recently ended month for which financial statements regarding such Portfolio Company have been delivered to the Administrative Agent in accordance with the terms of this Agreement.

“PrimaLoft” means Relentless Topco, Inc., a Delaware corporation.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 7.11, such transaction (including the incurrence of any Funded Indebtedness in connection therewith) shall be deemed to have occurred as of the first day of the most recent twelve-month period preceding the date of such transaction for which the Borrower was required to deliver a Compliance Certificate pursuant to Section 6.02(b). In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 recomputed as of the end of the twelve-month period most recently ended for which the Borrower has delivered a Compliance Certificate pursuant to Section 6.02(b) (or, prior to the first such delivery under this Agreement, pursuant to Section 6.02(d) under the Existing Credit Agreement) after giving effect to the applicable transaction on a Pro Forma Basis.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.20.

“Qualified Intercompany Debt” means, without duplication, Intercompany Debt that is owing by a Portfolio Company pursuant to Qualified Intercompany Debt Documents and that has a maturity date, an interest rate, an amortization schedule for principal, mandatory prepayment provisions and interest payment dates that are reasonably acceptable to the Administrative Agent (it being agreed and understood that such terms as in effect on the Closing Date under the Intercompany Debt Documents for Existing Portfolio Companies are acceptable to the Administrative Agent). For the avoidance of doubt, Qualified Intercompany Debt shall not include any Indebtedness of Lugano Diamonds and Lugano Buyer to the Borrower permitted under Sections 7.03(l) and (m).

“Qualified Intercompany Debt Documents” means, in respect of any Portfolio Company, (a) a reasonable and customary senior loan agreement (that includes reasonable and customary representations and warranties, affirmative, negative and financial covenants and events of default) between the Borrower, as the sole lender, and such Portfolio Company, as the borrower or a co-borrower thereunder, as such loan agreement may be amended from time to time in compliance with the provisions of this Agreement, (b) guaranty documentation pursuant to which all Subsidiaries of such Portfolio Company and/or of the other borrowers, as applicable, under such loan agreement guaranty (together with any parent companies of such Portfolio Company or co-borrowers that are Subsidiaries of the Borrower) all of the obligations under such loan agreement, and (c) collateral documents pursuant to which the Borrower is provided with a perfected, first-priority (subject to customary exceptions provided in the applicable loan documentation) Lien in substantially all of the real and personal property of such Portfolio Company and such co-borrowers (if any) under such loan agreement, and of the guarantors under such guaranty documentation, to secure all of the obligations under such loan agreement and related Intercompany Debt Documents, including a security agreement applicable to all of the equity interests owned by and substantially all of the assets of such borrowers and guarantors, UCC financing statements covering all of the assets of such borrowers and guarantors that are properly filed in the respective jurisdictions of organization for such companies, real estate mortgages for any real estate of such borrowers and guarantors, control agreements with respect to the deposit accounts of such borrowers and guarantors and insurance documentation whereby the Borrower has been named as loss payee (and, if applicable, mortgagee) in respect of all policies of property and casualty insurance of such borrowers and guarantors; provided, that notwithstanding the foregoing, it is agreed that (w) Portfolio Companies (or any such co-borrowers) organized in Canada and their Subsidiaries (other than any such Subsidiary that (i) is organized in the United States and is treated as a C-corporation for U.S. federal income tax purposes and (ii) has not been determined by the Administrative Agent, in its sole discretion, to be immaterial to the assets, operations and/or income of such Portfolio Company and its Subsidiaries as a whole) will not be required to provide collateral to the Borrower to secure the obligations under such loan agreement and related Intercompany Debt Documents, (x) if CFCs that are Subsidiaries of a Portfolio Company organized in the United States collectively contribute 15% or less of the aggregate amount of Portfolio Company EBITDA of such Portfolio Company, such CFCs shall not be required to deliver guarantees in respect of such Portfolio Company’s Qualified Intercompany Debt and the collateral delivery requirements in respect of such CFCs shall be limited to customary pledge documentation pursuant to which 65% of the total outstanding voting equity interests of such CFCs and 100% of all outstanding non-voting equity interests of such CFCs are pledged to secure such Portfolio Company’s Qualified Intercompany Debt (excluding equity interests in a CFC owned by another CFC) and (y) if CFCs that are Subsidiaries of a Portfolio Company organized in the United States collectively contribute more than 15% of the aggregate amount of Portfolio Company EBITDA of such Portfolio Company, to the extent required by the Administrative Agent in its discretion or the Required Lenders in their discretion such CFCs shall be required to deliver customary guarantees in respect of such Portfolio Company’s Qualified Intercompany Debt and such CFCs and their immediate parent companies shall be required to deliver customary pledge and collateral documentation providing for Liens in all of the equity interests and substantially all of the assets of such CFCs securing such Portfolio Company’s Qualified Intercompany Debt; provided, further, that if the Borrower and the Administrative Agent mutually agree that either (1)

the cost of obtaining a Lien in any property of any Portfolio Company or any Subsidiary of a Portfolio Company is excessive in relation to the benefit to the Borrower of such Lien in such property or (~~ii~~2) the creation or maintenance of a Lien in any property of any Portfolio Company or any Subsidiary of a Portfolio Company would reasonably be expected to result in material adverse tax or regulatory consequences to the Borrower and its Subsidiaries, then such Portfolio Company or such Subsidiary shall not be required to grant a Lien in such property.

“Qualifying Control Agreement” means an agreement, among the Borrower, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which perfects by “control” (as such term is used in Article 9 of the Uniform Commercial Code) the Administrative Agent’s lien on the deposit account(s) or securities account(s) described therein. The Qualifying Control Agreements in existence on the Closing Date are set forth on Schedule 1.2 attached hereto.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary (other than any Subsidiary Outside Company).

“Refinancing Amendment” means an amendment to this Agreement in form and substance satisfactory to the Administrative Agent and the Borrower, executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide any portion of the Refinancing Loans being incurred pursuant thereto.

“Register” has the meaning specified in Section 10.06(c).

“Related Agreements” means the Intercompany Debt Documents, the Management Fee Documents, the Existing Portfolio Company Acquisition Documents, the New Portfolio Company Acquisition Documents, the agreements governing payment of the Integration Services Fees, the Borrower LLC Agreement and the Trust Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan at any time an Auto Borrow Agreement is not in effect, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any

Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, manager, treasurer, assistant treasurer or controller of the Borrower and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; or (b) any payment by the Borrower or any Subsidiary pursuant to any of the Management Fee Documents or any payment of management fees or similar fees to any other Person.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(c), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Facility” means the revolving credit facility described in Section 2.01(a).

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanctions administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank with respect to such Cash Management Agreement. For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank with respect to such Swap Contract. For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by the Borrower.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10.00 basis points).

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default under Section 8.01(a), (f) or (g).

“Sterno” means SternoCandleLamp Holdings, Inc., a Delaware corporation.

“Subsequent Transaction” has the meaning specified in Section 1.07.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Equity Interests is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Outside Company” means an Outside Company that is a Subsidiary of the Borrower.

“Supported QFC” has the meaning specified in Section 10.20.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to $25,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means the Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loan outstanding at such time.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is FOUR HUNDRED MILLION DOLLARS ($400,000,000).

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Trust” means Compass Diversified Holdings, a Delaware statutory trust, together with any other statutory or other trust that hereafter holds Trust Interests (as defined in the Borrower LLC Agreement).

“Trust Agreement” means that certain Third Amended and Restated Trust Agreement of the Trust dated as of August 3, 2021, among Borrower, as Sponsor, The Bank of New York (Delaware), as Delaware Trustee, and the other trustees named therein, as in effect as of the date hereof or as modified in compliance with the provisions hereof.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or Term SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means (a) any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, at any time with respect to a Portfolio Company, the product of (a) the aggregate cash and Cash Equivalents of such Portfolio Company that (i) does not appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Portfolio Company and its Subsidiaries as determined in accordance with GAAP and (ii) is not subject to any Lien in favor of any Person (other than Liens permitted to exist pursuant to Sections 7.01(m), (n) and (p)) multiplied by (b) the percentage of Equity Interests in such Portfolio Company owned by the Borrower (adjusted to give effect to any preferred Equity Interests in such Portfolio Company in a manner reasonably acceptable to the Administrative Agent).

“Unused Borrowing Availability” means, as of any date of determination, an amount equal to (a) Borrowing Availability as of such date minus (b) Total Revolving Outstandings as of such date.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.20.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Velocity” means CBCP Products, LLC, a Delaware limited liability company.

“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date of determination and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness as of such date of determination.

“Wholly-Owned Subsidiary” means any Person 100% of whose Equity Interests (except directors’ qualifying shares) are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests (except directors’ qualifying shares) are at the time owned, directly or indirectly, by the Borrower.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, (i) without modifying the foregoing requirement that financial ratios and calculations be prepared in accordance with GAAP, financial statements of Portfolio Companies organized in Canada may be prepared in accordance with generally accepted accounting principles in Canada set forth in the opinions, statements and pronouncements of the relevant Canadian accounting authorities, consistently applied, and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Calculation of Financial Covenants on a Pro Forma Basis. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to (i) any Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary, (ii) any Disposition of a line of business, division or operating unit of the Borrower or any Subsidiary, or (iii) any Acquisition, in each case, occurring during the applicable period.

1.04    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any comparable or successor rate thereto.

1.06    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07     Limited Condition Transactions.

Notwithstanding anything to the contrary herein, if in connection with any Limited Condition Transaction or any transaction related thereto (including a Borrowing under an Incremental Term Facility but excluding a Borrowing of Revolving Loans or Swing Line Loans), this Agreement or any other Loan Document requires (x) compliance with any financial ratio or test, (y) accuracy of any representation or warranty or the absence of any Default or Event of Default or (z) compliance with any basket (including any basket measured as a percentage of any financial metric) as a condition to such Limited Condition Transaction or other transaction, then, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether such requirement (other than the absence of a Specified Event of Default) is satisfied shall be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if the Borrower or the relevant Subsidiary, as applicable, would have satisfied such requirements on the LCT Test Date then the Borrower or such Subsidiary shall be deemed to have complied with such requirement, provided that (1) the LCT Test Date shall not occur more than 90 days prior to the consummation of the Limited Condition Transaction and (2) with respect to any determination of whether the absence of a Default or Event of Default requirement is satisfied, such requirement shall be satisfied only if there is no Default or Event of Default as of the LCT Test Date and no Specified Event of Default immediately prior to the consummation of such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or any financial metric of the Person subject to such Limited Condition Transaction, at or prior to the consummation of such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction that is not entered into in connection with such Limited Condition Transaction (a “Subsequent Transaction”) and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or the date on which the Borrower demonstrates to the Administrative Agent that it has elected not to pursue such Limited Condition Transaction) (such earlier date, the “LCT End Date”), then for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated (and, if such Subsequent Transaction is the making of a Restricted Payment or an Unsecured Debt Prepayment, assuming such Limited Condition Transaction and other transactions to be entered into in connection therewith have not been consummated).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Revolving Loans and Term Loan.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Borrowing Availability, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Term SOFR Loans, or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an acceptable funding indemnity letter with respect to a Borrowing of Term SOFR Loans.

(b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Term SOFR Loans, or a combination thereof, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an acceptable funding indemnity letter with respect to a Borrowing of Term SOFR Loans.

(c) Incremental Facilities. The Borrower may from time to time after the Closing Date and prior to the Fifth Amendment Effective Date, establish one or more tranches of term loans or increase an outstanding tranche of term loans (each an “Incremental Term Facility”), and/or increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Increase”; each Incremental Term Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) to this Agreement at the option of the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility (each an “Incremental Facility Amendment”); provided that:

(i) the principal amount of such Incremental Facility shall not exceed the greater of:

(A) $250,000,000 minus the aggregate initial principal amount of all previously incurred Incremental Facilities; and

(B) the maximum amount that, after giving effect to such Incremental Facility on a Pro Forma Basis, would not cause the Consolidated Senior Secured Leverage Ratio to exceed 3.00:1.00 assuming the full amount of such Incremental Facility is fully drawn and excluding the proceeds of such Incremental Facility from the cash netting in Consolidated Net Indebtedness for purposes of such calculation of the Consolidated Senior Secured Leverage Ratio.

(ii) no Default shall have occurred and be continuing, and no Default would exist after giving effect to any Incremental Facility, both on the date on which such Incremental Facility is requested and on the date on which such Incremental Facility is to become effective;

(iii) each Incremental Facility shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree);

(iv) no existing Lender shall be under any obligation to provide any Incremental Facility Commitment and any such decision whether to provide an Incremental Facility Commitment shall be in such Lender’s sole and absolute discretion;

(v) the borrower and guarantors for each Incremental Facility shall be the same as for the Revolving Facility and Term Facility, each Incremental Facility shall be secured by Liens in the Collateral that are parity with the Liens in the Collateral securing the Obligations and each Incremental Facility shall rank pari passu in right of payment with the Obligations;

(vi) each Incremental Facility shall be effective only upon receipt by the Administrative Agent of (A) additional commitments in respect of such requested Incremental Facility (each an “Incremental Facility Commitment”) from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees and (B) documentation from each Person providing an Incremental Facility Commitment evidencing its Incremental Facility Commitment and its obligations under this Agreement in form and substance acceptable to the Administrative Agent;

(vii) the Administrative Agent shall have received:

(A)    a certificate of the Borrower dated as of the effective date of such Incremental Facility signed by a Responsible Officer of the Borrower (1) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of the Borrower approving such Incremental Facility (which may be the same resolutions as those delivered pursuant to Section 4.01(c)(ii), if such resolutions are deemed appropriate by the Administrative Agent for purposes of approving the Incremental Facility and authorizing the necessary actions incident thereto), and (2) certifying that, before and after giving effect to such Incremental Facility, (x) the representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the date of such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date, and (y) no Default exists;

(B)    a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Incremental Facility (and (1) assuming that the entire amount of such Incremental Facility is funded and (2) excluding the proceeds of such Incremental Facility from the cash netting in Consolidated Net Indebtedness for purposes of calculation of the Consolidated Senior Secured Leverage Ratio and the Consolidated Total Leverage Ratio) the Borrower is in compliance with the financial covenants in Section 7.11 on a Pro Forma Basis;

(C)    such amendments to the Collateral Documents as the Administrative Agent reasonably requests to cause the Collateral Documents to secure the Obligations after giving effect to such Incremental Facility;

(D)    to the extent requested by the Administrative Agent, customary opinions of legal counsel to the Borrower, addressed to the Administrative Agent and each Lender (including each Person providing an Incremental Facility Commitment), dated as of the effective date of such Incremental Facility; and

(E)    such other documents and certificates it may reasonably request relating to the necessary authority for such Incremental Facility and the validity of such Incremental Facility, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(viii) in the case of an Incremental Revolving Increase:

(A)    the terms and conditions of such Incremental Revolving Increase (other than upfront fees payable to the Lenders providing such Incremental Revolving Increase and arrangement, structuring, underwriting and similar fees not paid generally to all Lenders providing such Incremental Revolving Increase) shall be the same as the terms applicable to the Aggregate Revolving Commitments hereunder; and

(B)    on the effective date of such Incremental Revolving Increase, the existing Lenders with Revolving Commitments shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 10.06(b)) of the outstanding Revolving Loans and participation interests in Letters of Credit and Swing Line Loans to the Lenders providing such Incremental Revolving Increase, and the Administrative Agent may make such adjustments to the Register as are necessary, so that after giving effect to such Incremental Revolving Increase and such assignments and adjustments, each Lender (including the Lenders providing such Incremental Revolving Increase) will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans and participation interests in Letters of Credit and Swing Line Loans;

(ix) in the case of an Incremental Term Facility structured as a separate term loan:

(A) the interest rate, interest rate margins, interest rate floors, fees, original issue discount, prepayment premiums, amortization, mandatory prepayments, “most favored nation” pricing protection and final maturity date for such Incremental Term Facility shall be as agreed by the Borrower and the Lenders providing such Incremental Term Facility; provided that:

(1) the final maturity of such Incremental Term Facility shall not be earlier than the Maturity Date then applicable to the Term Loan;

(2) the Weighted Average Life of such Incremental Term Facility shall not be shorter than the then remaining Weighted Average Life of the Term Loan; and

(3) prepayment requirements of such Incremental Term Facility shall be customary for such type of term loan facilities (as determined by the Administrative Agent in its discretion);

(~~C~~B) all other terms and conditions applicable to such Incremental Term Facility shall be the same as the terms and conditions applicable to the Term Loan or shall be customary for tranche A term loans or a tranche B term loans, as applicable, as determined by the Administrative Agent in its discretion or shall otherwise be acceptable to the Administrative Agent in its discretion;

(~~D~~C) the proceeds of such Incremental Term Facility shall be used for the purposes described in the definitive documentation for such Incremental Term Facility; and

(~~E~~D) each Incremental Term Facility that is structured as a separate term loan shall share ratably in any prepayments of the Term Loan and any other Incremental Term Facilities pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan and any other Incremental Term Facilities) and shall have ratable voting rights with the Term Loan and any other Incremental Term Facilities (or otherwise provide for more favorable voting rights for the then outstanding Term Loan and any other Incremental Term Facilities).

(x) in the case of an Incremental Term Facility that is structured as an increase to an existing term loan tranche, the terms and conditions of such Incremental Term Facility (other than upfront fees payable to the Lenders providing such Incremental Term Facility and arrangement, structuring, underwriting and similar fees not paid generally to all Lenders providing such Incremental Term Facility) shall be the same as the terms applicable to the Term Loan hereunder.

The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents and any guarantees provided with respect to the Obligations. The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, such Incremental Facility Amendments to the extent (and only to the extent) the Administrative Agent deems necessary in order to establish Incremental Facilities on terms consistent with and/or to effect the provisions of this Section 2.01(c). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than

1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods (or such greater number approved by the Administrative Agent) in effect with respect to Revolving Loans and not be more than two (2) Interest Periods (or such greater number approved by the Administrative Agent) in effect with respect to the Term Loan.

(f) This Section 2.02 shall not apply to Swing Line Loans.

(g) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any repricing, refinancing, extension, amendment and restatement, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(h) With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue

Letters of Credit in Dollars for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Borrowing Availability, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) [reserved];

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion (provided that it is agreed that the delivery by Borrower to the Administrative Agent of Cash Collateral in an amount equal to the L/C Issuer’s actual or potential Fronting Exposure (either arising from the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as the L/C Issuer requires) shall constitute an arrangement satisfactory to the L/C Issuer as contemplated by this paragraph (E)); or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage (with respect to the Revolving Facility) times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise) and shall not have any obligation to permit such extension if the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an

“Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage (with respect to the Revolving Facility) thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender with a Revolving Commitment shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage (with respect to the Revolving Facility) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage (with respect to the Revolving Facility) of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the

Administrative Agent will distribute to such Lender its Applicable Percentage (with respect to the Revolving Facility) thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage (with respect to the Revolving Facility) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage (with respect to the Revolving Facility) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand; and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, all Letter of Credit Fees shall accrue at the Default Rate during any period when the Default Rate is in effect pursuant to Section 2.08(b)(iii).

(i) Fronting Fees and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued by Bank of America, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit and payable upon the issuance thereof, (ii) with respect to each commercial Letter of Credit issued by U.S. Bank, at the rate and payable on the dates separately agreed by the Borrower and U.S. Bank, (iii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, (iv) with respect to each standby Letter of Credit issued by Bank of America, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (v) with respect to each standby Letter of Credit issued by U.S. Bank, at the rate and payable on the dates separately agreed by the Borrower and U.S. Bank. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, the L/C Issuer (other than Bank of America) shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report (in the form of Exhibit J), as set forth below:

(i) reasonably prior to the time that the L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal, increase or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which the L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to the L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by the L/C Issuer; and

(v) for so long as any Letter of Credit issued by the L/C Issuer is outstanding, the L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by the L/C Issuer.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Borrowing Availability, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of

the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) [reserved];

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion (provided that it is agreed that the delivery by Borrower to the Administrative Agent of Cash Collateral in an amount equal to the L/C Issuer’s actual or potential Fronting Exposure (either arising from the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C

Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as the L/C Issuer requires) shall constitute an arrangement satisfactory to the L/C Issuer as contemplated by this paragraph (E)); or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage (with respect to the Revolving Facility) times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise) and shall not have any obligation to permit such extension if the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-

reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage (with respect to the Revolving Facility) thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender with a Revolving Commitment shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage (with respect to the Revolving Facility) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage (with respect to the Revolving Facility) of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage (with respect to the Revolving Facility) thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage

(with respect to the Revolving Facility) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for

Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage (with respect to the Revolving Facility) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand; and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, all Letter of Credit Fees shall accrue at the Default Rate during any period when the Default Rate is in effect pursuant to Section 2.08(b)(iii).

(i) Fronting Fees and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued by Bank of America, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit and payable upon the issuance thereof, (ii) with respect to each commercial Letter of Credit issued by U.S. Bank, at the rate and payable on the dates separately agreed by the Borrower and U.S. Bank, (iii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, (iv) with respect to each standby Letter of Credit issued by Bank of America, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (v) with respect to each standby Letter of Credit issued by U.S. Bank, at the rate and payable on the dates separately agreed by the Borrower and U.S. Bank. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, the L/C Issuer (other than Bank of America) shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report (in the form of Exhibit J), as set forth below:

(i) reasonably prior to the time that the L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal, increase or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which the L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to the L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by the L/C Issuer; and

(v) for so long as any Letter of Credit issued by the L/C Issuer is outstanding, the L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by the L/C Issuer.
2.04    Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion, subject to the terms of any Auto Borrow Agreement then in effect, make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage (with respect to the Revolving Facility) of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Borrowing Availability and (B) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan; provided, however, that if an Auto Borrow Agreement is in effect, the Swing Line Lender may, at its discretion, provide for an alternate rate of interest on Swing Line Loans under the Auto Borrow Agreement with respect to any Swing Line Loans for which the Swing Line Lender has not requested that the Lenders fund Revolving Loans to refinance, or to purchase and fund risk participations in, such Swing Line Loans pursuant to Section 2.04(c). Immediately upon the making of a Swing Line Loan, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage (with respect to the Revolving Facility) times the amount of such Swing Line Loan.

(b) Borrowing Procedures. At any time an Auto Borrow Agreement is not in effect, each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender with a Revolving Commitment make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage (with respect to the Revolving Facility) of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender with a Revolving Commitment shall make an amount equal to its Applicable Percentage (with respect to the Revolving Facility) of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage (with respect to the Revolving Facility) thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage (with respect to the Revolving Facility) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing

Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Auto Borrow Arrangement. In order to facilitate the borrowing of Swing Line Loans, the Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance satisfactory to the Swing Line Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swing Line Loans for all purposes hereof, except that Borrowings of Swing Line Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. For purposes of determining the Total Revolving Outstandings at any time during which an Auto Borrow Agreement is in effect, the Outstanding Amount of all Swing Line Loans shall be deemed to be the sum of the Outstanding Amount of Swing Line Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time. For purposes of any borrowing of Swing Line Loans pursuant to the Auto Borrow Agreement, all references to Bank of America shall be deemed to be a reference to Bank of America, in its capacity as Swing Line Lender hereunder.

2.05    Prepayments.

(a) Voluntary Prepayments of Loans.

(i) Revolving Loans and Term Loan. The Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) two Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any such prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (D) any such prepayment of the Term Loan shall be applied to the remaining principal amortization payments in the order directed by the Borrower or in the absence of such direction in direct order of maturity. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) Swing Line Loans. At any time an Auto Borrow Agreement is not in effect, the Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Swing Line Lender and the Administrative Agent and be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Borrowing Availability at such time, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Borrowing Availability at such time.

(ii) Dispositions and Recovery Events. The Borrower shall prepay the Term Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Borrower or its Subsidiaries (excluding the Lugano Entities) in respect of any Disposition or Recovery Event~~, but only to the extent (A) such Net Cash Proceeds in respect of any single Disposition or Recovery Event (or any series of related Dispositions or Recovery Events) exceed $50,000,000 and (B) such Net Cash Proceeds are not reinvested in property (other than current assets as classified by GAAP) that is useful in the business of the Borrower and its Subsidiaries within 545 days of the receipt by the Borrower or any of its Subsidiaries thereof (it being understood that the portion of any such prepayment required to be applied to the Term Loan pursuant to this Section 2.05(b)(ii) shall be due immediately upon the expiration of such period); provided, that, notwithstanding anything in the foregoing to the contrary, from and after the Second Amendment Effective Date the Borrower shall prepay the Term Loans as hereafter provided in an amount equal to 100% of the Net Cash Proceeds received by the Borrower or its Subsidiaries in respect of any Disposition or Recovery Event without giving any effect to clauses (A) and (B) hereof~~. Prepayments made pursuant to this Section 2.05(b)(ii) shall be made promptly, and in any event no later than three (3) Business Days after receipt by the Borrower or Subsidiary, as applicable, of such Net Cash Proceeds. The amount of any such prepayment shall be certified by the Borrower to the Administrative Agent on the applicable payment date in a form reasonably acceptable to the Administrative Agent.

(iii) Lugano Bankruptcy Recovery Events. The Borrower shall prepay the Term Loans as hereafter provided in an aggregate amount equal to 100% of all amounts received by the Borrower in connection with the Lugano Bankruptcy, the Lugano DIP Loan Documents or any other Indebtedness issued by the Borrower to any Lugano Entity (including, without limitation, any Net Cash Proceeds received by the Borrower in connection with any Disposition or Recovery Event in respect of the assets of any Lugano Entity). Prepayments made pursuant to this Section 2.05(b)(iii) shall be made promptly, and in any event no later than three (3) Business Days after receipt by the Borrower amounts. The amount of any such prepayment shall be certified by the Borrower to the Administrative Agent on the applicable payment date in a form reasonably acceptable to the Administrative Agent.
(~~iii~~iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to clauses (i), (ii), ~~and~~ (iii) and (vi) of this Section 2.05(b) shall be applied as follows:
(A) with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and
(B) with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) ~~and~~, 2.05(b)(iii~~) to the remaining principal amortization payments of the Term Loan on a pro rata basis; provided, that from and after the Fourth Amendment Effective Date all amounts prepaid pursuant to Sections 2.05(b)(ii~~) and 2.05(b)(~~iii~~vi) ~~shall be applied~~ to the remaining principal balance of the Term Loan in the inverse order of maturity.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
(v) Anti-Cash Hoarding. If at any time Cash-on-Hand exceeds $10,000,000 as of the last Business Day of any week, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, an amount equal to the amount by which (x) Cash-on-Hand exceeds (y) $10,000,000 as of the close of business on such Business Day. These payments shall be made on the first Business Day of the following week, and shall be applied to the outstanding Revolving Loans without any corresponding reduction in the Revolving Commitments of the Lenders. The amount of any such payment shall be certified by the Borrower to the Administrative Agent on the applicable payment date in a form reasonably acceptable to the Administrative Agent. For purposes hereof, “Cash-on-Hand” means, as of any day, the sum of the amount of all cash and Cash Equivalents of the Borrower, less the amount of any payments which have been issued by the Borrower, but which have not yet cleared its accounts.

(vi) Fifth Amendment Transactions. The Borrower shall prepay the Term Loans as provided above in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Borrower or its Subsidiaries (excluding the Lugano Entities) in respect of any transaction permitted under the Fifth Amendment Transaction Letter. Prepayments made pursuant to this Section 2.05(b)(vi) shall be made promptly, and in any event no later than three (3) Business Days after receipt by the Borrower or Subsidiary, as applicable, of such Net Cash Proceeds. The amount of any such prepayment shall be certified by the Borrower to the Administrative Agent on the applicable payment date in a form reasonably acceptable to the Administrative Agent.
2.06    Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage (with respect to the Revolving Facility). All fees and interest accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b) The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing of the Term Loan.

2.07    Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. At any time an Auto Borrow Agreement is in effect, the Swing Line Loans shall be repaid in accordance with the terms of the Auto Borrow Agreement. At any time an Auto Borrow Agreement is not in effect, the Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c) Term Loans. The Borrower shall repay to the Lenders the aggregate principal amount of the Term Loan on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02;

Payment Dates	Principal Repayment Installments
September 30, 2022	$2,500,000.00

December 31, 2022	$2,500,000.00
March 31, 2023	$2,500,000.00
June 30, 2023	$2,500,000.00
September 30, 2023	$2,500,000.00
December 31, 2023	$2,500,000.00
March 31, 2024	$2,500,000.00
June 30, 2024	$2,500,000.00
September 30, 2024	$2,500,000.00
December 31, 2024	$2,500,000.00
March 31, 2025	$3,750,000.00
June 30, 2025	$3,750,000.00
September 30, 2025	$7,500,000.00
December 31, 2025	$7,500,000.00
March 31, 2026	$7,500,000.00
June 30, 2026	$7,500,000.00
September 30, 2026	$11,250,000.00
December 31, 2026	$11,250,000.00
March 31, 2027	$11,250,000.00

provided, however, that (i) the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan outstanding on such date, (ii) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (iii) if any principal repayment installment to be made by the Borrower on a Term SOFR Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.
(ii) Commencing on the first fiscal quarter ending after the earlier of (A) the date Incremental Delayed Draw Term Loan is fully drawn and (B) the end of the Incremental DDTL Availability Period, the Borrower shall repay to the Lenders on the following dates the percentage amount of the drawn Incremental Delayed Draw Term Loan set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02;

Payment Dates	Principal Repayment Percentage
March 31, 2025	0.625%
June 30, 2025	0.625%
September 30, 2025	1.250%
December 31, 2025	1.250%
March 31, 2026	1.250%

June 30, 2026	1.250%
September 30, 2026	1.875%
December 31, 2026	1.875%
March 31, 2027	1.875%
provided, however, that (i) the final principal repayment installment of the Incremental Delayed Draw Term Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Incremental Delayed Draw Term Loan outstanding on such date, (ii) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (iii) if any principal repayment installment to be made by the Borrower on a Term SOFR Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

2.08    Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate (or with respect to any Swing Line Loan advanced pursuant to an Auto Borrow Agreement, such other rate as separately agreed in writing between the Borrower and the Swing Line Lender).

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default exists, the Borrower shall (upon request of the Required Lenders except in the case of an Event of Default arising from the failure to pay Loan principal when due) pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage (with respect to the Revolving Facility), a commitment fee (the “Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and as otherwise separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders ~~such~~the fees set forth in the Fifth Amendment Transaction Letter and any other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. ~~Such~~Except as otherwise agreed by the Borrower and the Lenders, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(c) Incremental DDTL Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Incremental DDTL Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Incremental Delayed Draw Term Loan Commitments exceed the Incremental Delayed Draw Term Loans, subject to adjustment as provided in Section 2.15. The Incremental DDTL Commitment Fee shall accrue at all times during the Incremental DDTL Availability Period, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with March 31, 2025, and on the last day of the Incremental

DDTL Availability Period. The Incremental DDTL Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11    Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit D (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative Agent has for any reason otherwise erroneously made such payment, then each applicable Lender or L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or L/C Issuer or to the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14    Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 7.01(m)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15    Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting

Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage (with respect to the Revolving Facility) of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.15(b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages with respect to the Revolving Facility (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.15(b) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16    Refinancing Loans.

(a) The Borrower may from time to time add one or more new term loan facilities to this Agreement (“Refinancing Loans”) pursuant to procedures specified by the Administrative Agent to refinance all or any portion of the outstanding Term Loan or Incremental Term Facilities then in effect (the portion being refinanced, the “Refinanced Loans”) pursuant to a Refinancing Amendment; provided that:

(i) such Refinancing Loans shall not have a principal or commitment amount (or accreted value) greater than the Refinanced Loans (excluding accrued interest, fees, discounts, premiums or expenses);

(ii) no existing Lender shall be under any obligation to provide a commitment to such Refinancing Loans;

(iii) each Person providing a commitment to such Refinancing Loans must qualify as an Eligible Assignee;

(iv) the Borrower shall deliver to the Administrative Agent:

(A) a certificate of a Responsible Officer of the Borrower dated as of the date of the applicable Refinancing Amendment (1) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of the Borrower approving such Refinancing Amendment and (2) certifying that, before and after giving effect to such Refinancing Amendment, each of the conditions set forth in Section 4.02 are satisfied;

(B) such amendments to the Collateral Documents as the Administrative Agent may request to cause the Collateral Documents to secure the Obligations after giving effect to such Refinancing Amendment; and

(C) such opinions of legal counsel to the Borrower as the Administrative Agent may request, addressed to the Administrative Agent and each Lender, dated as of the effective date of such Refinancing Amendment, in form and substance satisfactory to the Administrative Agent;

(v) a fully-executed Refinancing Amendment with respect to such Refinancing Loans;

(vi) such Refinancing Loans (A) shall rank pari passu in right of payment as the other Loans and Commitments; (B) shall not be Guaranteed by any Person; and (C) shall be secured by the Collateral on an equal and ratable basis with the Obligations;

(vii) such Refinancing Loans shall share ratably in any mandatory prepayments of the Term Loan and any Incremental Term Facilities pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the remaining then-outstanding Term Loan and Incremental Term Facilities) and shall have ratable voting rights with the Term Loan and any Incremental Term Facilities (or otherwise provide for more favorable voting rights for the remaining then-outstanding Term Loan and Incremental Term Facilities);

(viii) such Refinancing Loans shall have such interest rates, interest rate margins, fees, discounts, prepayment premiums, amortization and a final maturity date as agreed by the Borrower and the Lenders providing such Refinancing Loans, provided that such Refinancing Loans shall not have a maturity date that is prior to the maturity date of, and shall not have a Weighted Average Life that is shorter than the Weighted Average Life of, the Refinanced Loans;

(ix) subject to clause (viii) above, such Refinancing Loans will have terms and conditions that are substantially identical to, or less favorable to the Lenders providing such Refinancing Loans than, the terms and conditions of the Refinanced Loans; provided, however, that such Refinancing Loans may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders providing such Refinancing Loans and applicable only during periods after the latest maturity of the Refinanced Loans; and

(x) substantially concurrently with the incurrence of such Refinancing Loans, (A) the Borrower shall apply the aggregate cash proceeds of such Refinancing Loans (net of reasonable direct costs incurred in connection therewith, including legal, accounting and investment banking fees and other professional fees, commissions and expenses) to the prepayment of the Refinanced Loans and (B) the Borrower shall pay any amount required pursuant to Section 3.05 as a result of any such prepayment of the Refinanced Loans.

(b) The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, such Refinancing Amendments to the extent (and only to the extent) the Administrative Agent deems necessary in order to establish Refinancing Loans on terms consistent with and/or to effect the provisions of this Section 2.16. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after written demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (B) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the written request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

Each Lender at its option may make any Credit Extension to the Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Credit Extension in accordance with the terms of this Agreement.

3.03    Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04    Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will, upon the written request of such Lender or L/C Issuer, pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) [Reserved].

(e) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06    Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to

Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may, at its sole expense and effort, replace such Lender in accordance with Section 10.13.

3.07    Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in a manner satisfactory to the Administrative Agent and each Lender:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the Borrower and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Borrower, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i) copies of the Organization Documents of the Borrower certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower to be true, correct and complete as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible

Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
(iii) such documents and certifications as the Administrative Agent may require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation; and
(~~v~~iv) copies of the Organization Documents of each of (A) Advanced Circuits, (B) Ergo Baby, (C) Arnold Magnetics, (D) BOA, (E) Sterno, (F) Foam Fab, (G) 5.11, (H) Velocity, (I) Marucci, (J) Lugano Buyer and (K) PrimaLoft, in each case certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, where applicable; provided, however, that if copies of the Organization Documents for any such entities have previously been delivered to the Administrative Agent and no changes have occurred since the date of such delivery, only a certificate of a Responsible Officer of the Borrower certifying to the same shall be required.
(d) Personal Property Collateral. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of the Borrower and each other jurisdiction deemed appropriate by the Administrative Agent;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its discretion under the Law of the jurisdiction of organization of such Foreign Subsidiary);

(iv) searches of ownership of, and Liens on, United States registered intellectual property of the Borrower in the appropriate governmental offices; and

(v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Borrower.

(e) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming the Administrative Agent and its successors and assigns as additional insured (in the case of liability insurance) or loss payee (in the case of property insurance) on behalf of the Lenders.

(f) Solvency Certificate. Receipt by the Administrative Agent of a certificate from the chief financial officer of the Borrower, or such other Responsible Officer of the Borrower as is acceptable to the Administrative Agent, dated as of the Closing Date and certifying that the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the Closing Date Acquisition and the advance of Loans on the Closing Date.

(g) Related Agreements. Receipt by the Administrative Agent of such Related Agreements as are existing on the Closing Date and are required by the Administrative Agent, certified by a secretary or assistant secretary of the Borrower (or such other Responsible Officer of the Borrower as is acceptable to the Administrative Agent) to be true, correct and complete as of the Closing Date.

(h) Payment of Accrued Interest and Fees under the Existing Credit Agreement. Borrower shall have paid in full all accrued interest and fees under the Existing Credit Agreement.

(i) Closing Date Acquisition. The Closing Date Acquisition shall be consummated substantially concurrently with the funding of the Loans on the Closing Date.

(j) Know Your Customer. Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(k) Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(l) Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) to the extent invoiced prior to or on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(d) Personal Property Collateral. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of the Borrower and each other jurisdiction deemed appropriate by the Administrative Agent;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its discretion under the Law of the jurisdiction of organization of such Foreign Subsidiary);

(iv) searches of ownership of, and Liens on, United States registered intellectual property of the Borrower in the appropriate governmental offices; and

(v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Borrower.

(e) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including naming the Administrative Agent and its successors and assigns as additional insured (in the case of liability insurance) or loss payee (in the case of property insurance) on behalf of the Lenders.

(f) Solvency Certificate. Receipt by the Administrative Agent of a certificate from the chief financial officer of the Borrower, or such other Responsible Officer of the Borrower as is acceptable to the Administrative Agent, dated as of the Closing Date and certifying that the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the Closing Date Acquisition and the advance of Loans on the Closing Date.

(g) Related Agreements. Receipt by the Administrative Agent of such Related Agreements as are existing on the Closing Date and are required by the Administrative Agent, certified by a secretary or assistant secretary of the Borrower (or such other Responsible Officer of the Borrower as is acceptable to the Administrative Agent) to be true, correct and complete as of the Closing Date.

(h) Payment of Accrued Interest and Fees under the Existing Credit Agreement. Borrower shall have paid in full all accrued interest and fees under the Existing Credit Agreement.

(i) Closing Date Acquisition. The Closing Date Acquisition shall be consummated substantially concurrently with the funding of the Loans on the Closing Date.

(j) Know Your Customer. Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(k) Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(l) Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) to the extent invoiced prior to or on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02     Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (including a Request for Credit Extension relating to an advance under an Incremental Facility but excluding a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of any such representations and warranties qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representations and warranties qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) If the proceeds of such Credit Extension will fund an Acquisition or Restricted Payment by the Borrower or a Portfolio Company, the Administrative Agent shall have received certification from the chief executive officer, chief financial officer, treasurer or controller of the Borrower demonstrating sufficient Unused Borrowing Availability for such Credit Extension.

(d) After giving effect to any such Credit Extension, the Borrower shall be in compliance with the financial covenants in Section 7.11 on a Pro Forma Basis; and

(e) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (including a Request for Credit Extension relating to an advance under an Incremental Facility but excluding a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (other than, in the case of the following clause (a), Subsidiaries of a Portfolio Company that are not material to such Portfolio Company when taken as a whole with all of its Subsidiaries) (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by the Borrower and each Subsidiary of each Loan Document and Related Agreement to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents and Liens in favor of the Borrower created pursuant to the Intercompany Debt Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document or any Subsidiary of any Intercompany Debt Document, other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents in favor of the Administrative Agent and the Liens created by the Intercompany Debt Documents in favor of the Borrower.

5.04 Binding Effect.

Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity. Each Intercompany Debt Document to which any Subsidiary is a party has been duly executed and delivered by such Subsidiary and constitutes a legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The financial statements delivered pursuant to Section 6.01(a) and (b) (i) were prepared in accordance with GAAP (or, with respect to financial statements of Portfolio Companies organized in Canada, as otherwise permitted by Section 1.03(a)) consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated (and, as applicable, consolidating) basis as of the dates thereof and their results of operations and cash flows for the periods covered thereby (and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements), subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated (and, as applicable, consolidating) basis as of the dates thereof and their results of operations and cash flows for the periods covered thereby (and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated (and, as applicable, consolidating) basis as of the dates thereof and their results of operations and cash flows for the periods covered thereby (and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Recovery Event of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

(a) As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Intercompany Debt Document. Neither the Borrower nor any Subsidiary is in default under or with respect to any Intercompany Debt Document or other Contractual Obligation, in each case that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

5.08 Ownership of Property.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business.

5.09 Environmental Compliance.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.10    Insurance.

(a) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b) The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

5.11    Taxes.

The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

5.12    ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Responsible Officers of the Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Responsible Officers of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) As of the Closing Date the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13    Subsidiaries.

Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (a) jurisdiction of organization, (b) number of shares of each class of Equity Interests outstanding, and (c) number or percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary. The outstanding Equity Interests of each Subsidiary are duly authorized, validly issued, fully paid and non‑assessable. As of the Closing Date, except as set forth on Schedule 5.13, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Equity Interests of any Subsidiary.

5.14    Margin Regulations; Investment Company Act.

(a) The Borrower and each Subsidiary is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock. Following the application of the proceeds of each borrowing of Intercompany Debt, not more than 25% of the value of the assets (either of the borrowing Subsidiary only or of such Subsidiary and its Subsidiaries on a consolidated basis) subject to any restriction on liens or dispositions in the applicable Intercompany Debt Documents will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15    Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and forecasts, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results. As of the Closing Date, the information included in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender, if applicable, is true and correct in all respects.

5.16    Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17    Intellectual Property; Licenses, Etc.

The Borrower owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its business. Set forth on Schedule 5.17 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Closing Date the Borrower owns and (ii) all licenses of IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of the Borrower know of any such claim, and, to the knowledge of the Responsible Officers of the Borrower, neither the use of any IP Rights by the Borrower nor the granting of a right or a license in respect of any IP Rights from the Borrower infringes on any rights of any other Person. As of the Closing Date, none of the IP Rights owned by the Borrower is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17.

5.18    Solvency.

On the Closing Date, both immediately prior to and after giving effect to the Credit Extensions and other transactions to occur on the Closing Date, the Borrower is Solvent individually and the Borrower and its Subsidiaries are Solvent on a consolidated basis.

5.19    Business Locations; Taxpayer Identification Number.

Set forth on Schedule 5.19-1 is a list of all real property located in the United States that is owned or leased by the Borrower as of the Closing Date (identifying whether such real property is owned or leased). Set forth on Schedule 5.19-2 is the jurisdiction of organization, chief executive office, U.S. tax payer identification number and organizational identification number of the Borrower as of the Closing Date. The Borrower has not during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

5.20    OFAC; Anti-Corruption Laws.

(a) None of the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned, individually or in the aggregate, or controlled by any individual or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) No part of the proceeds of any Credit Extension will be used by the Borrower or any Subsidiary, directly or indirectly, in violation of Section 7.15 or Section 7.16 of this Agreement.

5.21    Labor Matters.

The Borrower is not subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Responsible Officers of the Borrower, threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.22    Related Agreements.

The Borrower has furnished to the Administrative Agent a true and correct copy of the Related Agreements pursuant hereto. Each of the Borrower and the Subsidiaries and, to the Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Related Transactions occurring prior to the Closing Date have been consummated in accordance with the terms of the Related Agreements and applicable Law. The execution and delivery of the Related Agreements in existence as of the Closing Date, and the consummation of the Related Transactions occurring prior to the Closing Date, did not violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on the Borrower or any Subsidiary or, to the Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound or, to Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound. No statement or representation made in the Related Agreements in existence as of the Closing Date by the Borrower or any Subsidiary or, to the Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made. As of the Closing Date and any other date on which such representations and warranties are otherwise remade or deemed remade hereunder, (i) each of the representations and warranties contained in the Related Agreements in existence as of the Closing Date made by the Borrower or any Subsidiary is true and correct in all material respects (or, with respect to any such representations and warranties that are qualified by materiality or material adverse effect, in all respects as drafted) and (ii) to the Borrower’s knowledge, each of the representations and warranties contained in the Related Agreements in existence as of the Closing Date made by any Person other than the Borrower or a Subsidiary is true and correct in all material respects (or, with respect to any such representations and warranties that are qualified by materiality or material adverse effect, in all respects as drafted).

5.23    No Affected Financial Institution. The Borrower is not an Affected Financial Institution.

5.24    No Covered Entities. The Borrower is not a Covered Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, the Borrower shall:

6.01 Financial Statements.

Deliver to the Administrative Agent (for further distribution to the Lenders):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of:

(i)    the Borrower, commencing with the first such fiscal year end to occur after the Closing Date, a consolidated and consolidating (by Portfolio Company and Outside Company) balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating (by Portfolio Company and Outside Company) statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (or, with respect to consolidating financial statements of Portfolio Companies organized in Canada, as otherwise permitted by Section 1.03(a)), and in the case of such consolidated statements audited and accompanied by a report and opinion of an independent certified public accountant of recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s independent certified public accountants), and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(ii)    a Portfolio Company or Outside Company, commencing with the first such fiscal year end to occur after the Closing Date, a consolidated balance sheet of such Portfolio Company or Outside Company, as applicable, and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (or, with respect to financial statements of Portfolio Companies organized in Canada, as otherwise permitted by Section 1.03(a)), audited and accompanied by a report and opinion of an independent certified public accountant of recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such Portfolio Company’s or Outside Company’s independent certified public accountants); provided, that audited financial statements for Portfolio Companies and Outside Companies with respect to fiscal years prior to the first full fiscal year occurring after such Portfolio Company or Outside Company has become a Portfolio Company or Outside Company shall only be required to be delivered to the extent they are available; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each month other than the first month (for which such financial statements shall not be required to be delivered prior to delivery of the financial statements referred to in Section 6.01(a)(i)) and last month (for which monthly financial statements shall not be required to be delivered under this Section 6.01(b)) of each fiscal year, commencing with the month ending May 31, 2022, a consolidated and consolidating (by Portfolio Company and Outside Company) balance sheet of the Borrower and its Subsidiaries as at the end of such month, the related consolidated and consolidating (by Portfolio Company and Outside Company) statements of income or operations for such month and for the portion of the Borrower’s fiscal year then ended, and the related consolidated and consolidating (by Portfolio Company and Outside Company) statements of cash flows for the portion of the Borrower’s fiscal year then ended and the corresponding portion of the budget for the current fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; ~~and~~

(c) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, commencing with the first fiscal year ending after the Closing Date, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated and consolidating (by Portfolio Company and Outside Company) balance sheets, statements of income or operations and cash flows, and budgets of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs)~~.~~; and

(d) on the first Business Day of every second week following the Fifth Amendment Effective Date, a rolling 13-week forecast of cash flows for the Borrower as of the last day of the immediately preceding week (each a “Cash Flow Forecast”), together with a variance report showing a comparison of the previous week’s actual cash flows for the Borrower to the most recently previously delivered Cash Flow Forecast in both dollar and percentage units, together with a written explanation of any variance (positive or negative) for any line item that exceeds ten percent (10%) on a line item (provided that such variance is greater than $100,000 on any line item) or on a cumulative basis.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or 6.01(b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or 6.01(b) at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Administrative Agent (for further distribution to the Lenders):

(a) [reserved];

(b) concurrently with the delivery of (i) the financial statements referred to in Section 6.01(a)(i), and (ii) the financial statements referred to in Section 6.01(b) for any fiscal quarter-end, commencing with the fiscal quarter ending June 30, 2022, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Trust, the Borrower or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which the Trust, the Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) concurrently with the delivery of (i) the financial statements referred to in Section 6.01(a)(i) and (ii) the financial statements referred to in Section 6.01(b) for any fiscal quarter-end, a report signed by a Responsible Officer of the Borrower and in form and detail reasonably satisfactory to the Administrative Agent that supplements Schedule 5.17 such that, as supplemented, such Schedule would be accurate and complete as of such date (if no supplement is required to cause such Schedule to be accurate and complete as of such date, then the Borrower shall not be required to deliver such a report);

(e) concurrently with the delivery of the financial statements referred to in Sections 6.01(a)(i) and (b), a duly completed Availability Certificate dated as of the last day of the period covered by such financial statements, signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes; provided, that, at any time an Event of Default exists, the Administrative Agent may require the Borrower to deliver Availability Certificates more frequently;

(f) ~~[reserved];~~promptly, and in any event within one (1) Business Day of receipt, (i) any updated Lugano DIP Budgets, which Lugano DIP Budgets shall be in form and substance reasonably satisfactory to the Administrative Agent prior to the effectiveness thereof, (ii) a confidential weekly report summarizing weekly sales and results of the implementation of the Lugano Liquidation Plan, (iii) copies of all indications of interest, letters of intent, or draft purchase agreements received from any third-party, (iv) weekly collateral (accounts receivable, inventory, and cash) reporting, and (v) any other reporting that is required to be delivered by the Lugano Entities to the Borrower under the terms of the Lugano DIP Loan Documents;

(g) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and, in respect of each month that is the last month of a fiscal quarter, Section 6.01(b), a management discussion and analysis of such financial statements in form and detail reasonably satisfactory to the Administrative Agent;

(h) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Trust, the Borrower or any Subsidiary by independent accountants in connection with the accounts or books of the Trust, the Borrower or any Subsidiary, or any audit of any of them;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by the Trust, the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Trust, the Borrower or any Subsidiary;

(j) promptly following any request therefor from the Administrative Agent or any Lender, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and

(k) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such

Lender (but for not longer than one year unless a subsequent request is made by the Administrative Agent or such Lender to the Borrower to deliver such paper copies) and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or e-mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03    Notices.

Promptly upon becoming aware of any of the following, notify the Administrative Agent (for further distribution to the Lenders) of:

(a) the occurrence of any Default.

(b) any matter (including any litigation, arbitration, governmental investigation or proceeding instituted or threatened, or any violation of any Environmental Law) that has resulted or could reasonably be expected to result, individually or collectively with other matters, in a Material Adverse Effect.

(c) the occurrence of any ERISA Event.

(d) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

(e) any event of default under an Intercompany Debt Document applicable to any Portfolio Company that is not cured within three (3) Business Days of occurrence (such notice under this clause (e) to include copies of any written correspondence with the applicable Portfolio Company regarding such event of default).

(f) any Portfolio Company becoming a Disqualified Portfolio Company (such notice under this clause (f) to be accompanied by an updated Availability Certificate reflecting that such Portfolio Company has become a Disqualified Portfolio Company).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Taxes.

Pay and discharge, and cause each Subsidiary to pay and discharge, prior to delinquency all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05    Preservation of Existence, Etc.
Except with respect to the Lugano Entities:

(a) Preserve, renew and maintain, and cause each Subsidiary to preserve, renew and maintain, in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b) Preserve, renew and maintain, and cause each Subsidiary to preserve, renew and maintain, in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(c) Take, and cause each Subsidiary to take, all reasonable action to maintain all rights, privileges, permits, licenses, qualifications and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew, and cause each Subsidiary to preserve or renew, all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties.

(a) Maintain, preserve and protect, and cause each Subsidiary to maintain, preserve and protect, all of its material properties and equipment useful and necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make, and cause each Subsidiary to make, all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use, and cause each Subsidiary to use, the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07    Maintenance of Insurance.

(a) Maintain, and cause each Subsidiary to maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, and cause each Subsidiary to maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral or, in the case of each Subsidiary, collateral under any Qualified Intercompany Debt Document, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or (in the case of such real property that constitutes Collateral) as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

(d) With respect to the insurance policies of the Subsidiaries that are borrowers or guarantors under any Intercompany Debt Documents, the Borrower shall, as part of and in connection with such Intercompany Debt Documents, (i) cause the Borrower and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any collateral for such Intercompany Debt, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Borrower, that it will give the Borrower thirty days prior written notice before any such policy or policies shall be altered or canceled, and (ii) obtain a collateral assignment of each business interruption insurance policy maintained by such Subsidiaries.

6.08    Compliance with Laws.

Comply, and cause each Subsidiary (other than the Lugano Entities) to comply, with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records.

(a) Maintain, and cause each Subsidiary (other than the Lugano Entities) to maintain, proper books of record and account in accordance with sound business practices, sufficient to allow the preparation of financial statements in accordance with GAAP consistently applied.

(b) Maintain, and cause each Subsidiary to maintain, such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10    Inspection Rights.

Permit, and cause each Subsidiary ~~to~~(other than the Lugano Entities) to permit, representatives and independent contractors of the Administrative Agent (who may be accompanied by representatives of any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Borrower hereby authorizes such independent public accountants to discuss such financial matters with the Administrative Agent or any representative thereof), all at the expense of the Borrower and at such reasonable times during normal business hours, and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) so long as no Default exists, the Borrower shall not be required to pay for more than one such inspection and examination in any fiscal year of the Borrower, (ii) when a Default exists the Administrative Agent (or any of its representatives and independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, and (iii) the visitation, inspection and examination, rights provided for in this Section 6.10, as they relate to any Subsidiary of the Borrower, shall only apply if an Event of Default exists hereunder or if such Subsidiary is in payment default under any Intercompany Debt Document to which it is a party.

6.11    Use of Proceeds.

Use the proceeds of the Credit Extensions (a) on the Closing Date, to consummate the Closing Date Acquisition, to refinance the indebtedness outstanding under the Existing Credit Agreement, and to pay fees and expenses in connection with the foregoing and (b) on and after the Closing Date, to finance working capital, capital expenditures and other lawful corporate purposes (including the funding of Acquisitions, Restricted Payments and Qualified Intercompany Debt permitted hereby), provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12    Pledged Assets.

(a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 66% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956‑2(c)(2)) in each Foreign Subsidiary, in each case to the extent directly owned by the Borrower, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Other Property. Cause all property (other than Excluded Property) of the Borrower to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured (to the extent required by the Administrative Agent) Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, surveys, flood hazard certifications (and, if applicable, evidence of flood insurance as the Administrative Agent requires), landlord’s waivers, consents and estoppels, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13    Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent, the Lenders, the L/C Issuer, the Cash Management Banks and the Hedge Banks the rights granted or now or hereafter intended to be granted to them under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. Notwithstanding anything contained in this Agreement to the contrary, no mortgage, deed of trust or similar instrument shall be executed and delivered with respect to any real property of the Borrower unless and until (x) the Borrower has provided at least twenty (20) days’ prior written notice to each Lender with a Revolving Commitment of such pledge of real property as Collateral and (y) each Lender has confirmed to the Administrative Agent that its flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

6.14    Compliance With Environmental Laws.

Comply, and cause each Subsidiary to comply, and cause all lessees and other Persons operating or occupying its or the applicable Subsidiary’s properties to comply, in all material respects, with all applicable Environmental Laws; obtain and renew, and cause each Subsidiary to obtain and renew, all environmental permits necessary for its operations and properties; and conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the

Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.15    Deposit and Securities Accounts.

Maintain all of its deposit accounts at all times with the Administrative Agent or a Lender, and obtain and deliver to the Administrative Agent such Qualifying Control Agreements as the Administrative Agent requires with respect to its deposit accounts and securities accounts.

6.16    Anti-Corruption Laws.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
6.17     Lender Updates.
Make certain representatives of the Borrower and its advisors, as reasonably requested by the Administrative Agent, available to the Administrative Agent and the Lenders for periodic conference calls to be held on dates and at times as determined by the Administrative Agent in its sole discretion to provide updates regarding the business operations of the Borrower and its Subsidiaries.
6.18      Administrative Agent’s Financial Advisor .
The Administrative Agent, through its counsel, has retained FTI Consulting, LLC, as financial advisor to the Administrative Agent (the “Administrative Agent’s Financial Advisor”), to monitor the Borrower’s financial and operational performance. The Borrower shall cooperate with the Administrative Agent’s Financial Advisor and provide the Administrative Agent’s Financial Advisor with reasonable access to the Borrower’s facilities, books and records, officers and consultants and to any information reasonably necessary for the Administrative Agent’s Financial Advisor to perform the services within the scope of its engagement; provided, however, that such access need not include any access to information that would be subject to legal privilege.
ARTICLE VII
NEGATIVE COVENANTS

Until the Facility Termination Date, the Borrower shall not:

7.01    Liens.

Create, incur, assume or suffer to exist, or permit any Subsidiary (other than any Subsidiary Outside Company) to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals, replacements or extensions thereof, provided that the property covered thereby is not increased;

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than thirty days or, if overdue for more than thirty days, are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) to the extent securing Indebtedness that is permitted under Section 7.03(e), (i) Liens on the assets of a Portfolio Company securing capital leases of such Portfolio Company (and attaching only to the property being leased), (ii) Liens on the assets of a Portfolio Company existing on property at the time of the acquisition thereof by such Portfolio Company (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property of a Portfolio Company securing Indebtedness of such Portfolio Company incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property financed by such Indebtedness;

(j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property.

(p) Liens in favor of the Borrower arising under Qualified Intercompany Debt Documents and securing Intercompany Debt permitted hereunder; and

(q) Liens in favor of the Borrower securing the Indebtedness owing by Lugano Diamonds and Lugano Buyer to Borrower permitted under Section 7.03(l).

(r) Liens in favor of the Borrower arising under the Lugano DIP Loan Documents and securing the Lugano DIP Intercompany Debt permitted under Section 7.03(m).

7.02    Investments.

Make, or permit any Subsidiary (other than any Subsidiary Outside Company) to make, any Investments, except:

(a) Investments in the form of cash or Cash Equivalents;

(b) Investments outstanding on the Closing Date and set forth in Schedule 7.02;

(c) Investments in Portfolio Companies constituting Qualified Intercompany Debt; provided that, in the case of (i) the initial incurrence of Qualified Intercompany Debt by a Portfolio Company, (ii) any subsequent incurrence of Qualified Intercompany Debt in connection with the consummation of add-on Acquisitions of Targets by a Portfolio Company, or (iii) any incurrence of Qualified Intercompany Debt by a Portfolio Company in connection with a recapitalization (which shall not include an incurrence of Qualified Intercompany Debt solely to finance a redemption of preferred equity that is permitted hereunder) of such Portfolio Company involving an increase to the amount of Qualified Intercompany Debt of such Portfolio Company, the Administrative Agent has received projections and other financial data reasonably acceptable to the Administrative Agent which demonstrates that, after giving effect to the incurrence of any such Qualified Intercompany Debt by a Portfolio Company (and, as applicable, the Acquisition or recapitalization transaction related thereto), (A) such Portfolio Company is Solvent and (B) the Portfolio Company Leverage Ratio for such Portfolio Company, calculated on a Pro Forma Basis, is not greater than 5.00 to 1.00;

(d) contributions by the Borrower to the capital of a Portfolio Company or a Subsidiary Outside Company, so long as all of the Equity Interests in such Portfolio Company or Subsidiary Outside Company owned by the Borrower have been pledged to the Administrative Agent to secure the Obligations in accordance with the terms of the Loan Documents;

(e) Investments of Indebtedness (i) in Subsidiary Outside Companies, so long as the instruments evidencing any such Indebtedness have been pledged to the Administrative Agent to secure the Obligations in accordance with the terms of the Loan Documents, and (ii) by any Portfolio Company organized in Canada in its operating company Subsidiaries;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) Guarantees permitted by Section 7.03;

(h) Permitted Eligible Acquisitions and Permitted Ineligible Acquisitions;

(i) equity Investments held in a Non-Subsidiary Outside Company made prior to (and as in existence as of) the date upon which such Person first became a Non-Subsidiary Outside Company that were permitted under this Agreement at the time made (it being agreed and understood that no further Investments may be made in such Non-Subsidiary Outside Company);

(j) advances by the Borrower or such Subsidiary to its employees, officers or directors in the ordinary course of business;

(k) the acquisition by the Borrower of Equity Interests of any Portfolio Company from minority shareholders of such Portfolio Company; provided that (i) no Default or Event of Default is in existence or would occur after giving effect to such acquisition; and (ii) immediately after consummation of such acquisition and the incurrence of any Loans and other Indebtedness in connection therewith, (A) the sum of (x) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement plus (y) Unused Borrowing Availability shall be not less than $25,000,000; and (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement;

(l) equity Investments outstanding on the Closing Date held in Subsidiaries;

(m) non-cash consideration received in a Disposition permitted under Section 7.05;

(n) Investments consisting of Loans made by any Portfolio Company in any Subsidiary of such Portfolio Company; provided that, if such Portfolio Company has Qualified Intercompany Debt, such Subsidiary guaranties and provides collateral for the Qualified Intercompany Debt of such Portfolio Company pursuant to the relevant Qualified Intercompany Debt Documents;

(o) tax equity Investments by Portfolio Companies in an aggregate amount not to exceed the sum of $75,000,000 plus the amount of any tax credits received by such Portfolio Company as consideration for such Investment that are available to be utilized by such Portfolio Company for its then current tax year;

(p) other Investments provided that (i) such Investments are not funded with the proceeds of Loans and (ii) the aggregate outstanding principal amount of all such Investments shall not exceed $~~75,000,000~~10,000,000 at any time;

(q) Investments from and after the Second Amendment Effective Date and prior to the Fourth Amendment Effective Date constituting Indebtedness to Lugano Diamonds and Lugano Buyer in an aggregate amount not to exceed $5,000,000 so long as the instruments evidencing any such Indebtedness have been pledged to the Administrative Agent to secure the Obligations in accordance with the terms of the Loan Documents; ~~and~~
(r) Investments constituting the Lugano DIP Intercompany Debt, so long as the instruments evidencing any such Indebtedness have been pledged to the Administrative Agent to secure the Obligations in accordance with the terms of the Loan Documents~~.~~; and
(s) Investments permitted under the Fifth Amendment Transaction Letter so long as no Default or Event of Default exists or would result therefrom.
Notwithstanding anything in this Section 7.02 or otherwise in this Agreement to the contrary, from and after the ~~Second~~Fifth Amendment Effective Date the Borrower shall not make, or permit any Subsidiary (other than any Subsidiary Outside Company) to make, (i) any Investments pursuant to the foregoing ~~clauses~~clause (d) (other than debt Investments that are collaterally assigned to the Administrative Agent), ~~(h), (k) or (p)~~or (ii) any Investments pursuant to the foregoing clauses (h) or (k) unless the Consolidated Total Leverage Ratio of the Borrower would not be greater than 4.50:1.00 on a Pro Forma Basis.

7.03    Indebtedness.

Create, incur, assume or suffer to exist, or permit any Subsidiary (other than any Subsidiary Outside Company) to create, incur, assume or suffer to exist, any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and set forth in Schedule 7.03 and any refinancings, renewals and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the material terms taken as a whole of such refinancing or extension are not materially less favorable in any material respect to the Borrower and its Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced or extended;

(c) intercompany Indebtedness permitted under Section 7.02; provided that in the case of Indebtedness owing by the Borrower to a Subsidiary (i) such Indebtedness shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to or after giving effect to such prepayment;

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) (i) Indebtedness of the Portfolio Companies (exclusive of Indebtedness of the Portfolio Companies permitted pursuant to other clauses of this Section 7.03 that are applicable to Portfolio Companies) that does not exceed in the aggregate at any time outstanding for any Portfolio Company the greater of (x) $4,000,000 and (y) the product of (I) the Portfolio Company EBITDA of such Portfolio Company for the twelve month period ending on the last day of the month for which financial statements regarding such Portfolio Company have been most recently delivered to the Administrative Agent in accordance with the terms of this Agreement times (II) 0.10 (with measurements under this clause (i) made at the time of incurrence of any such Indebtedness of the Portfolio Companies); (ii) Indebtedness consisting of obligations in respect of the deferred purchase price of property or services (other than Earn Out Obligations) in an aggregate amount not to exceed $~~25,000,000~~5,000,000 at any time outstanding and (iii) Indebtedness of the Borrower that does not exceed $2,000,000 in the aggregate at any time outstanding;
(f) Qualified Intercompany Debt;

(g) [reserved];

(h) Guarantees (i) of obligations under real property leases and obligations in respect of severance payments provided by entities within the same Portfolio Company or Outside Company (as applicable), so long as any such guarantee is provided at the time such obligations are incurred, (ii) by the Borrower of obligations of Subsidiaries to the extent required by applicable law in an aggregate amount not to exceed $12,500,000 at any time outstanding, (iii) by the Borrower of obligations (contingent or otherwise) of Portfolio Companies existing or arising under Swap Contracts permitted by Section 7.03(d) the Swap Termination Value of which shall not exceed $7,500,000 in the aggregate for the amount guaranteed under all such Guarantees under this clause (iii), and (iv) arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.05;

(i) Permitted Earn Out Obligations, provided that on the date of the incurrence of any Permitted Earn Out Obligation the aggregate amount of such Permitted Earn Out Obligation plus the aggregate amount of all then outstanding Permitted Earn Out Obligations for all Portfolio Companies shall not exceed an amount equal to 20% of Consolidated EBITDA, calculated on a Pro Forma Basis, for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement;

(j) (i) unsecured Indebtedness of the Borrower arising under the 2029 Senior Unsecured Notes and any refinancing thereof; provided that (A) the amount of such Indebtedness is not increased in connection with such refinancing except by an amount equal to customary fees and expenses incurred in connection with such refinancing; and (B) any amendment, modification or change to the terms of such Indebtedness in connection with such refinancing shall be permitted under Section 7.12(a);

(ii) unsecured Indebtedness of the Borrower arising under the 2032 Senior Unsecured Notes and any refinancing thereof; provided that (A) the amount of such Indebtedness is not increased in connection with such refinancing except by an amount equal to customary fees and expenses incurred in connection with such refinancing; and (B) any amendment, modification or change to the terms of such Indebtedness in connection with such refinancing shall be permitted under Section 7.12(a); and

(iii) any other unsecured Indebtedness of the Borrower; provided that (A) both before and after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Consolidated Total Leverage Ratio is at least 0.25 less than the maximum Consolidated Total Leverage Ratio then permitted under Section 7.11(a) and the Borrower is otherwise in compliance with the financial covenants in Section 7.11, in each case on a Pro Forma Basis with such financial covenants recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement, and if such Indebtedness exceeds $7,500,000 the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating compliance with the foregoing, (B) no Default shall exist at the time of, or would result from, the incurrence of such Indebtedness, (C) the maturity date of such Indebtedness shall be at least 181 days after the latest maturity of any Loans hereunder, (D) such Indebtedness is not subject to any amortization payments or any mandatory prepayments or sinking fund payments (other than in connection with a change of control, asset sale or event of loss and customary acceleration rights after an event of default) in each case prior to the date at least 181 days after the latest maturity of any Loans hereunder, (E) unless approved by the Administrative Agent, such Indebtedness is on terms and conditions that are not materially more restrictive than the terms and conditions of this Agreement and the other Loan Documents; and

(k) to the extent constituting Indebtedness, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in each case by any Portfolio Company in the ordinary course of business, in an aggregate amount not to exceed $35,000,000.

(l) to the extent constituting Indebtedness, Investments in Lugano Diamonds and Lugano Buyer permitted under Section 7.02(q); ~~and~~

(m) to the extent constituting Indebtedness, Investments in the Lugano Entities permitted under Section 7.02(r)~~.~~; and

(q) Indebtedness permitted under the Fifth Amendment Transaction Letter so long as no Default or Event of Default exists or would result therefrom.
Notwithstanding anything in this Section 7.03 or otherwise in this Agreement to the contrary, from and after the ~~Second~~Fifth Amendment Effective Date the Borrower shall not create, incur, assume or suffer to exist, or permit any Subsidiary (other than any Subsidiary Outside Company) to create, incur, assume or suffer to exist, any Indebtedness pursuant to the foregoing ~~clauses (e) or~~clause (i) (other than such Indebtedness as it exists on the ~~Second~~Fifth Amendment Effective Date) unless the Consolidated Total Leverage Ratio of the Borrower would not be greater than 4.50:1.00 on a Pro Forma Basis.

7.04    Fundamental Changes.

Merge, dissolve, liquidate or consolidate, or permit any Subsidiary (other than any Subsidiary Outside Company) to merge, dissolve, liquidate or consolidate, with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate into the parent company of such Subsidiary or into a Domestic Subsidiary that is a borrower or guarantor under Qualified Intercompany Debt Documents, (c) subject to clause (a) above, the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Eligible

Acquisition or Permitted Ineligible Acquisition, (d) the Borrower may enter into a Permitted Trust Merger and (e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

7.05    Dispositions.

Make, or permit any Subsidiary (other than any Subsidiary Outside Company) to make, any Disposition except:

(a) a sale by the Borrower of a Portfolio Company for at least fair market value (as determined by the board of directors (or equivalent governing body) of the Borrower), so long as (i) no Event of Default exists or would result therefrom, (ii) the Borrower has delivered an updated Availability Certificate to the Administrative Agent demonstrating that, after giving effect to such sale and the application of the proceeds thereof, Borrowing Availability shall be in excess of Total Revolving Outstandings, (iii) after giving effect to such sale and the application of the proceeds thereof, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement, and the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating such compliance, (iv) all Intercompany Debt owing by such Portfolio Company is repaid to the Borrower in cash in full at the time of the closing of such sale and (v) at least 75% of the consideration for such sale (excluding any obligations of the acquiring Person to make earn-out, purchase price adjustment, indemnification or other contingent payments) is cash and Cash Equivalents paid contemporaneously with consummation of such sale;

(b) a going-public transaction consummated by a Portfolio Company or a transaction entered into by the Borrower that results in a sale or other disposition of a portion of its Equity Interests in a Portfolio Company for at least fair market value (as determined by the board of directors (or equivalent governing body) of the Borrower), in each case so long as (i) such Portfolio Company is reclassified as an Outside Company upon the consummation of such transaction, (ii) no Event of Default exists or would result therefrom, (iii) the Borrower has delivered an updated Availability Certificate to the Administrative Agent demonstrating that, after giving effect to such transaction, to the application of the proceeds thereof and to the applicable Portfolio Company constituting an Outside Company, Borrowing Availability shall be in excess of Total Revolving Outstandings, (iv) after giving effect to such transaction, to the application of the proceeds thereof and to the applicable Portfolio Company constituting an Outside Company, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement, and the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating such compliance, (v) all Intercompany Debt owing by such Portfolio Company is repaid to the Borrower in cash in full upon the consummation of such transaction and (vi) at least 75% of the consideration paid in connection therewith (excluding any obligations of the acquiring Person to make earn-out, purchase price adjustment, indemnification or other contingent payments) is cash and Cash Equivalents paid contemporaneously with consummation of such transaction;

(d) the Disposition of non-cash consideration received in a Disposition permitted under Section 7.05 for at least fair market value (as determined by the board of directors (or equivalent governing body) of the Borrower provided that no Event of Default exists or would result therefrom; ~~and~~

(e) sales and dispositions of assets by any Portfolio Company for at least fair market value (as determined by the board of directors (or equivalent governing body) of such Portfolio Company), so long as (i) no Event of Default exists or would result therefrom, (ii) the consideration paid in connection therewith is at least 75% cash or Cash Equivalents paid contemporaneously with consummation of the transaction, (iii) the aggregate net book value of all of the assets sold or otherwise disposed of by any Portfolio Company in all such transactions in any fiscal year pursuant to this clause (e) shall not exceed an amount equal to 35% of the aggregate net book value of the tangible assets of such Portfolio Company as of the last day of the immediately prior fiscal year, (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by all Portfolio Companies in all such transactions in any fiscal year pursuant to this clause (e) shall not exceed an amount equal to 15% of the aggregate net book value of the combined tangible assets of all Portfolio Companies as of the last day of the immediately prior fiscal year, and (v) after giving effect to such sale or disposition and to the application of the proceeds thereof, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement, and the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating such compliance; ~~and~~
(f) Dispositions of assets by Lugano Holding conducted under the Lugano Bankruptcy and the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States; provided, that an amount equal to 100% of the Net Cash Proceeds of any such Disposition are paid pursuant to Section 2.05(b)(ii) for application to the Term Loan as set forth in Section 2.05(b)(iv)(B)~~.~~; and
(g) Dispositions permitted under the Fifth Amendment Transaction Letter so long as no Default or Event of Default exists or would result therefrom.
Notwithstanding anything in this Section 7.05 or otherwise in this Agreement to the contrary, from and after the ~~Second~~Fifth Amendment Effective Date the Borrower shall not make, or permit any Subsidiary (other than any Subsidiary Outside Company) to make, any Dispositions pursuant to this Section 7.05 unless the Consolidated Total Leverage Ratio of the Borrower would not be greater than 4.50:1.00 on a Pro Forma Basis.

7.06    Restricted Payments.

Declare or make, or permit any Subsidiary (other than any Subsidiary Outside Company) to declare or make, any Restricted Payment, or incur, or permit any Subsidiary (other than any Subsidiary Outside Company) to incur, any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower may make distributions to the Trust to permit the Trust to satisfy expenses of the Trust that relate to the Borrower and its Subsidiaries;

(c) to the extent the Borrower remains a pass-through entity, the Borrower may make distributions to the Trust to permit the Trust to pay federal and state income taxes then due and owing by the Trust that are attributable to the Trust’s ownership of Equity Interests in the Borrower and the operations of the Borrower and its Subsidiaries, so long as the amount of such distributions for the payment of taxes shall not be greater than the amount such taxes would have been had the Borrower not filed consolidated income tax returns with the Trust;

(d) the Borrower and the Portfolio Companies may pay Management Fees to the Manager, and reimburse the Manager for its reasonable expenses incurred in connection with its management of the Borrower, pursuant to and in accordance with the terms of the Management Fee Agreement and the other Management Fee Documents, each as in effect ~~on the date hereof~~ as of the Fifth Amendment Effective Date (provided, that (i) any amounts paid by the Borrower under the Management Fee Agreement shall be net of amounts paid by the Portfolio Companies to the Manager or its Affiliates pursuant to the Management Fee Documents to which the Portfolio Companies are party and (ii) the making and receipt of payments under the Management Fee Documents shall be subject to the provisions of the Management Fee Subordination Agreement); provided, that ~~prior to the waiver or other resolution of the Lugano Events of Default~~, from and after the Fifth Amendment Effective Date, the (i) Borrower shall not pay Management Fees to the Manager in an aggregate amount in excess of $~~5,000,000~~15,000,000 per fiscal quarter and (ii) the Portfolio Companies shall not pay management fees to the Manager in an aggregate amount in excess of $2,000,000 per fiscal quarter (provided, for the avoidance of doubt, such payments by Portfolio Companies shall not limit the payments by Borrower allowed by subsection (i) hereof), which payments shall be made in the ordinary course of business consistent with past practice~~;~~.
Notwithstanding the foregoing, the Borrower may, for the avoidance of doubt, recover any over-paid Management Fees over a period of time (as opposed to a complete offset of the next succeeding Management Fee payments) and payments pursuant to the Management Fee Agreement that are not fully reduced by the entirety of the overpaid Management Fees are permitted so long as such over-paid Management Fee is recovered in a reasonable period of time (as determined by the board of directors of the Borrower), and the Management Fee Agreement may be amended as necessary to effectuate the recovery of such overpaid Management Fees;

(e) Subsidiaries may pay Integration Services Fees, in each case to the extent that (i) such fees are reasonable and customary based on the applicable acquisition or sale and (ii) such fees have been approved by the board of directors (or equivalent governing body) of the applicable Portfolio Company or Outside Company and by the compensation committee of the Borrower;

(f) the Borrower may make Allocation Member Distributions;

(g) the Borrower may make Restricted Payments if, after giving effect thereto and the incurrence of any Indebtedness in connection therewith, (i) no Event of Default exists or would result therefrom ~~(and, assuming any such incurrence of Indebtedness in connection therewith had occurred on the first day of the then most recently ended twelve-month period of the Borrower for which a Compliance Certificate has been delivered hereunder,~~, (ii) the aggregate amount of such Restricted Payments would not be greater than $10,000,000 during any fiscal quarter of the Borrower unless the Consolidated Total Leverage Ratio of the Borrower would ~~be in compliance with Section 7.11(a)~~not be greater than 4.50:1.00 on a Pro Forma Basis~~)~~ as of the last day of such fiscal quarter, and (~~ii~~iii) ~~either (A)~~ the sum of (x) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement plus (y) Unused Borrowing

Availability is not less than $~~25,000,000, or (B) the Consolidated Fixed Charge Coverage Ratio for the most recent twelve-month period of the Borrower for which a Compliance Certificate has been delivered hereunder, calculated on a Pro Forma Basis giving effect to any such Restricted Payment by the Borrower and all other such Restricted Payments by the Borrower during such period as charges in the denominator of the Consolidated Fixed Charge Coverage Ratio, is greater than 1.00 to 1.00;~~10,000,000;

(h) each Portfolio Company may purchase or redeem shares of its preferred stock from any one or more shareholders:

(i) with Intercompany Debt permitted hereunder if, after giving effect thereto and the incurrence of any Indebtedness in connection therewith, (A) no Event of Default exists or would result therefrom, (B) the Consolidated Total Leverage Ratio as of the last day of the most recently ended twelve-month period for which financial statements have been delivered hereunder (calculated on a Pro Forma Basis assuming any such incurrence of Indebtedness in connection therewith had occurred on the first day of such period) is less than 2.00 to 1.00, and (C) the sum of (x) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement plus (y) Unused Borrowing Availability is not less than $25,000,000;

(ii) [reserved]; and

(iii) with proceeds (net of reasonable direct costs incurred in connection therewith, including legal, accounting and investment banking fees, professional fees and expenses, and taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements)) of a sale or issuance by the Trust of common Equity Interests in the Trust, which proceeds are contributed by the Trust to the Borrower and further contributed by the Borrower to such Portfolio Company and actually used by such Portfolio Company to purchase or redeem shares of its preferred stock substantially concurrently with such sale or issuance and contributions;

(i) each Portfolio Company may purchase or redeem shares of its common and/or preferred Equity Interests from any one or more minority shareholders in unlimited amounts, provided that no such purchase or redemption shall be made by a Portfolio Company unless (A) such Portfolio Company is in compliance with the financial covenants under its Intercompany Debt Documents on a pro forma basis after giving effect to such proposed purchase or redemption, (B) no Event of Default exists or would result therefrom and (C) after giving effect to such to such proposed purchase or redemption and the incurrence of any Indebtedness in connection therewith, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement;

(j) to the extent due and payable and permitted under the applicable subordination provisions thereof, the Portfolio Companies may make regularly scheduled payments in respect of Permitted Earn Out Obligations, provided that (i) the amount of revolver borrowing availability under the Intercompany Debt Documents between the Borrower and the applicable Portfolio Company after giving effect to such payment shall be not less than the product of the Portfolio Company EBITDA of such Portfolio Company for the twelve month period ending on the last day of the month for which a Compliance Certificate has most recently been delivered to the Administrative Agent in accordance with this Agreement times 0.25, (ii) such Portfolio Company is in compliance with the financial covenants under its Intercompany Debt Documents on a pro forma basis after giving effect to such payment, (iii) no Event of Default exists or would result therefrom and (iv) after giving effect to such to such payment, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.11 recomputed for the twelve-month period ending on the last day of the most recently ended month for which a Compliance Certificate has been delivered to the Administrative Agent in accordance with the provisions of this Agreement; and

(k) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person.
Notwithstanding anything in this Section 7.06 or otherwise in this Agreement to the contrary, from and after the Second Amendment Effective Date the Borrower shall not make, or permit any Subsidiary (other than any Subsidiary Outside Company) to make, any Restricted Payments pursuant to the foregoing clauses (h), (i) or (j) unless the Consolidated Total Leverage Ratio of the Borrower would not be greater than 4.50:1.00 on a Pro Forma Basis.

7.07    Business Activities.

(a) Permit (i) the Trust to conduct any business other than its ownership of Equity Interests of the Borrower and the ownership of Equity Interests in sister companies to the Borrower in respect of which the Trust has not incurred any Indebtedness, together with activities incidental to the conduct of its business as a holding company, and (ii) the Borrower to conduct any business other than the ownership of its Investments in the Portfolio Companies and Outside Companies, together with activities incidental to the conduct of its business as a holding company.

(b) Permit any Subsidiary to engage in any material line of business substantially different from those lines of business conducted by such Subsidiary on (i) the Closing Date, in the case of Existing Portfolio Companies owned as of the Closing Date, or (ii) the date of the acquisition of such Subsidiary pursuant to a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition (as applicable), in the case of Portfolio Companies and Outside Companies acquired after the Closing Date, or any business substantially related, incidental or ancillary thereto.

7.08    Transactions with Affiliates.

Enter into or permit to exist, or permit any Subsidiary (other than any Subsidiary Outside Company) to enter into or permit to exist, any transaction or series of transactions with any Affiliate of such Person other than (a) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (b) normal and reasonable compensation and reimbursement of expenses of officers, directors and employees and advances to officers, directors and employees in the ordinary course of business, (c) transaction bonuses to Target’s officers, directors, or employees in connection with the Closing Date Acquisition or any Acquisition permitted hereunder (whether in the form of transaction expenses and purchase price adjustments or otherwise and whether paid at closing or thereafter as part of payroll), and (d) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms‑length transaction with a Person other than an Affiliate.

7.09    Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation binding on the Borrower or any Subsidiary (other than the Lugano Entities) that (a) encumbers or restricts the ability of (i) such Person to make Restricted Payments to the Borrower or any Subsidiary, (ii) such Person to pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary, (iii) such Person to make loans or advances to the Borrower or any Subsidiary, (iv) such Person to transfer any of its property to the Borrower or any Subsidiary, (v) the Borrower to pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, (vi) any Portfolio Company to pledge its property pursuant to the Intercompany Debt Documents to which it is a party or any renewals, refinancings, exchanges, refundings or extension thereof, (vii) the Borrower to act as the Borrower pursuant to, and perform its obligations under, the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, or (viii) any Portfolio Company to act as the borrower pursuant to, and perform its obligations under, the Intercompany Debt Documents to which it is a party or any renewals, refinancings, exchanges, refundings or extension thereof except (in respect of any of the matters referred to in clauses (i)‑(iv) and (vi) above) for (1) this Agreement and the other Loan Documents, (2) restrictions provided for under Qualified Intercompany Debt Documents and documentation applicable to Outside Companies governing Outside Debt, (3) any document or instrument governing capital leases and purchase money Indebtedness incurred pursuant to Section 7.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (4) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale and that apply only to the property to be sold, or (6) customary provisions in leases and other contracts restricting the assignment thereof, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

7.10    Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11    Financial Covenants.

(a) Consolidated Total Leverage Ratio. ~~Commencing~~(i) commencing with the fiscal quarter of the Borrower ending June 30, 2022 and continuing through the fiscal quarter of the Borrower ending March 31, 2025, permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 5.00 to 1.00~~; provided that if the Borrower or any Subsidiary consummates a Material Acquisition, then, upon the election of the Borrower by written notice to the Administrative Agent on or prior to the date the Borrower delivers a Compliance Certificate for the fiscal quarter in which such Material Acquisition occurs, (i) (A) the maximum~~, (ii) for the fiscal quarters of the Borrower ending December 31, 2025, March 31, 2026, June 30, 2026, and September 30, 2026, permit the Consolidated Total Leverage Ratio ~~permitted by this Section 7.11(a)~~ as of the end of ~~the first, second and third fiscal quarters ending after the date of such Material Acquisition and (B) the maximum~~such fiscal quarter of the Borrower to be greater than 5.75 to 1.00, (iii) for the fiscal quarters of the Borrower ending December 31, 2026 and March 31, 2027, permit the Consolidated Total Leverage Ratio ~~permitted by clause (v) of the definition of Permitted Eligible Acquisition or clause (v) of the definition of Permitted Ineligible Acquisition, as applicable, for purposes of determining whether such Material Acquisition~~

~~satisfies the maximum pro forma Consolidated Total Leverage Ratio condition set forth therein shall, in each case, be automatically increased to 5.75:1.0, (ii) the maximum Consolidated Total Leverage Ratio permitted by this Section 7.11(a) as of the end of the fourth and fifth fiscal quarters ending after the date of such Material Acquisition shall be automatically increased to 5.50:1.0 and (iii) the maximum~~as of the end of such fiscal quarter of the Borrower to be greater than 5.25 to 1.00, and (iv) continuing at all times thereafter, permit the Consolidated Total Leverage Ratio ~~permitted by this Section 7.11(a)~~ as of the end of ~~the sixth~~any fiscal quarter ~~ending after the date of such Material Acquisition shall be automatically decreased to 5.00:1.0. For the avoidance of doubt, for purposes of the foregoing proviso, the “first” fiscal quarter ending after the date of the applicable Material Acquisition is the fiscal quarter in which such Material Acquisition occurs. The Borrower may elect to adjust the maximum Consolidated Total Leverage Ratio permitted by this Section 7.11(a) pursuant to this proviso no more than two times during the term of this Agreement.~~of the Borrower to be greater than 5.00 to 1.00.

(b) Consolidated Senior Secured Leverage Ratio. ~~Commencing~~(i) commencing with the fiscal quarter of the Borrower ending June 30, 2022 and continuing through the fiscal quarter of the Borrower ending March 31, 2025, permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.50~~:~~ to 1.00, and (ii) commencing with the fiscal quarter of the Borrower ending December 31, 2025 and continuing at all times thereafter, permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.50 to 1.00.

(c) Consolidated Fixed Charge Coverage Ratio. Commencing with (i) the fiscal quarter of the Borrower ending June 30, 2022 and continuing through the fiscal quarter of the Borrowing ending March 31, 2025, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.50 to 1.00~~.~~, (ii) for the fiscal quarters of the Borrower ending December 31, 2025, March 31, 2026, June 30, 2026, and September 30, 2026, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any such fiscal quarter of the Borrower to be less than 1.00 to 1.00, (iii) for the fiscal quarters ending December 31, 2026 and March 31, 2027, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any such fiscal quarter of the Borrower to be less than 1.10 to 1.00, and (iv) continuing at all times thereafter, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.50 to 1.00.

Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 8.01), no Default or Event of Default shall occur under this Agreement or any other Loan Document based upon the Borrower’s failure to comply with any financial covenant set forth in this Section 7.11 for the fiscal quarters ending June 30, 2025 and September 30, 2025.

Notwithstanding anything in this Agreement to the contrary, from and after the Fifth Amendment Effective Date, solely for the purposes of calculating the financial covenants set forth in this Section 7.11, the Lugano Entities shall be deemed to have been Disposed effective as of December 31, 2024.

7.12    Amendments to and Prepayments of Unsecured Indebtedness.

(a) Amend, modify or change the terms of any Indebtedness incurred or maintained in reliance on Section 7.03(j) if such Indebtedness as so amended, modified or changed would not be permitted to be incurred under Section 7.03(j)(iii)(C), (D) or (E).

(b) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness incurred or maintained in reliance on Section 7.03(j) (each an “Unsecured Debt Prepayment”) other than (i) Unsecured Debt Prepayments funded with the proceeds of Indebtedness incurred after the Closing Date in reliance on Section 7.03(j), (ii) Unsecured Debt Prepayments funded with the proceeds of the issuance of sale of Equity Interests in the Trust (or, after consummation of a Permitted Trust Merger, the Borrower) and (iii) other Unsecured Debt Prepayments so long as (A) no Event of Default exists or would result therefrom (and, assuming any incurrence of Indebtedness in connection therewith had occurred on the first day of the then most recently ended twelve-month period of the Borrower for which a Compliance Certificate has been delivered hereunder, the Borrower would be in compliance with Section 7.11(a) on a Pro Forma Basis), and (B) either (1) after giving effect thereto, the sum of (x) all cash and Cash Equivalents of the Borrower on deposit in an account that is with the Administrative Agent or is subject to a Qualifying Control Agreement plus (y) Unused Borrowing Availability is not less than $25,000,000, or (2) the Consolidated Fixed Charge Coverage Ratio for the most recent twelve-month period of the Borrower for which a Compliance Certificate has been delivered hereunder, calculated on a Pro Forma Basis giving effect to such Unsecured Debt Prepayment and all other Unsecured Debt Prepayments during such period in the denominator of the Consolidated Fixed Charge Coverage Ratio, is greater than 1.00 to 1.00; provided, that from and after the Second Amendment Effective Date the Borrower shall not make (or give any notice of prepayment with respect thereto) any Unsecured Debt Prepayment unless the Consolidated Total Leverage Ratio of the Borrower would not be greater than 4.50:1.00 on a Pro Forma Basis.

7.13    Organization Documents; Related Agreements; Etc.

(a) Permit the amendment, modification or change of the Trust Agreement, the Borrower LLC Agreement or any other Organization Documents of the Trust, the Borrower or any Subsidiary (other than the Lugano Entities) in any way which could reasonably be expected to materially adversely affect the interests of the Administrative Agent or any Lender.

(b) Permit the amendment, modification or change of the Organization Documents of any Portfolio Company, any shareholder agreements relating to the Equity Interests in any Portfolio Company or any other agreements or instruments conferring rights upon the minority holders of the Equity Interests in any Portfolio Company, in each case in any way that does or could (i) prohibit or otherwise impair the Administrative Agent’s Lien on the Equity Interests owned by the Borrower in such Portfolio Company or (ii) allow the minority holders of the Equity Interests in such Portfolio Company to block or otherwise interfere in any way with the exercise of remedies by the Administrative Agent with respect to the Equity Interests owned by the Borrower in such Portfolio Company (including the Administrative Agent’s foreclosure of Liens on such Equity Interests and the sale, transfer or other disposition by the Administrative Agent of such Equity Interests); provided, that this clause (ii) shall not prohibit customary “tag-along” or “co-sale” rights granted to minority holders of Equity Interests so long as such “tag-along” or “co-sale” rights do not apply to (A) the granting of Liens on such Equity Interests in favor of the Administrative Agent, (B) the foreclosure by the Administrative Agent of its Liens on such Equity Interests or transfer of such Equity Interests to the Administrative Agent or (C) any sale, transfer or other disposition by the Administrative Agent of such Equity Interests to a third party.

(c) Amend, modify or change, or waive any rights under, any Related Agreement (other than Intercompany Debt Documents, the Trust Agreement, the Borrower LLC Agreement and any other Organization Documents of the Trust, the Borrower or any Subsidiary (other than the Lugano Entities)) in a manner materially adverse to the interests of the Administrative Agent or the Lenders.

(d) Except with the prior written consent of the Administrative Agent in its sole discretion in each case, amend, modify or change, or waive any rights under, any Intercompany Debt Documents to the extent such amendment, modification, change or waiver would have the effect of extending any maturity dates, reducing any scheduled amounts for repayments of principal, extending any scheduled payment dates for principal, reducing any interest or fees, reducing any interest rates, reducing, deferring or waiving any mandatory prepayments (other than annual mandatory repayments, if any, with excess cash flow; provided, that annual mandatory repayments to be made with excess cash flow for any single Portfolio Company may not be waived in successive fiscal years without the prior written consent of the Administrative Agent in its sole discretion), waiving any payment defaults or waiving any bankruptcy defaults (provided, that this clause (d) shall not prohibit (i) amended payment terms that are implemented in connection with a recapitalization of a Portfolio Company that is permitted hereunder so long as such payment terms are consistent with the applicable Intercompany Debt Documents as in effect prior to such amendments and are otherwise reasonably acceptable to the Administrative Agent or (ii) extending the maturity of Intercompany Debt (for a period not exceeding, for each credit facility thereunder, the duration of the initial term for such facility provided for in the Intercompany Debt Documents applicable to such Intercompany Debt) and modifying the interest rate(s) and fees applicable thereto to be consistent with current market terms at the time of such extension).

(e) Release, or permit the release of, any Liens provided for under the Intercompany Debt Documents, or terminate, or permit the termination of, any third-party documents and deliveries provided in furtherance of the Liens provided for under the Intercompany Debt Documents, other than (in each case) in connection with a Disposition that is permitted by the provisions of Section 7.05.

(f) Administer any of the Intercompany Debt Documents other than on an arms’-length basis.
(g) Change its fiscal year.

(h) Change its method of accounting (other than as may be required to conform to GAAP).

(i) Without providing ten days (or such lesser period as the Administrative Agent may agree) prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

(j) Enter into, or permit any Subsidiary to enter into, any tax sharing agreement without the prior written consent of the Administrative Agent.

7.14    Ownership of Subsidiaries.
(a) Establish or acquire, or permit any Subsidiary (other than any Subsidiary Outside Company) to establish or acquire, any new Subsidiary except (i) a Subsidiary that is a Target in a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition, or that is a Subsidiary formed for the sole purpose of consummating a Permitted Eligible Acquisition or a Permitted Ineligible Acquisition (“Acquisition Subsidiary”), (ii) a Domestic Subsidiary of a Portfolio Company that is joined to the Qualified Intercompany Debt Documents applicable to such Portfolio Company, with such joinder documents, among other things, causing the Borrower to have a perfected, first-priority Lien (subject only to Permitted Liens) in substantially all of the assets of and Equity Interests in such Domestic Subsidiary, (iii) Subsidiaries of Outside Companies, and (iv) a Foreign Subsidiary of a Portfolio Company provided that 65% of the total outstanding voting Equity Interests and 100% of the total outstanding nonvoting Equity Interests of such Foreign Subsidiary are pledged to the Borrower pursuant to the definition of

Qualified Intercompany Debt Documents, and subject to the 15% limitation for Subsidiaries of a Portfolio Company that are CFCs set forth in the definition of Qualified Intercompany Debt Documents.
(b) Permit any Subsidiary to issue any preferred Equity Interests (other than to the Borrower and minority shareholders of such Subsidiary, provided that such issuances to the Borrower are on a pro rata or greater than pro rata basis) or permit any Person (other than the Borrower and minority shareholders of such Subsidiary) to own any preferred Equity Interests of any Subsidiary (other than such preferred Equity Interests existing on the Closing Date).
Notwithstanding anything in this Section 7.14 or otherwise in this Agreement to the contrary, from and after the Second Amendment Effective Date the Borrower shall not establish or acquire, or permit any Subsidiary (other than any Subsidiary Outside Company) to establish or acquire any new Subsidiary unless the Consolidated Total Leverage Ratio of the Borrower would not be greater than 4.50:1.00 on a Pro Forma Basis.
7.15    Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

7.16    Anti-Corruption Laws.

Directly or indirectly use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

7.17     Lugano DIP Loan Documents.

Not accept any modification to the Lugano DIP Budget or amend, extend, restate, or otherwise modify any Lugano DIP Loan Document (other than the Lugano Liquidation Plan) after the entry of a final court order authorizing the effectiveness or filing thereof (as applicable) without the prior written consent of the Administrative Agent, and any such modification shall be in form and substance reasonably acceptable to the Administrative Agent (provided, that any modification that would have the effect, directly or indirectly, of increasing the principal amount of the Lugano DIP Intercompany Debt shall be subject to the prior written consent of the Administrative Agent and the Required Lenders). The Borrower shall not affirmatively consent to any amendment, replacement or other modification of the Lugano Liquidation Plan without the prior written consent of the Administrative Agent.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.01 or 6.02 and such failure continues for five days, or (ii) any of Section 6.03(a), 6.05(a), 6.10, 6.11, Article VII, or any term or covenant set forth in the ~~Fourth~~Fifth Amendment Transaction Letter; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii) the Borrower fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; provided, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Trust or the Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Trust or the Borrower and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to either the Trust or the Borrower or to all or any material part of its property is instituted without its consent and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Trust or the Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of either the Trust or the Borrower and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against the Borrower one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or the Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Invalidity of Subordination Provisions. The subordination provisions of the Management Fee Subordination Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated obligations covered thereby.

8.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under any Secured Hedge Agreements, (c) payment of Obligations then owing under any Secured Cash Management Agreements and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01    Appointment and Authority.

Each of the Lenders and L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Banks and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to, or obtain consent of, the Lenders with respect thereto.

9.03    Exculpatory Provisions.

Neither the Administrative Agent nor any Arranger shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Arranger:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates that is communicated to, or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06    Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America and outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or the L/C Issuer and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08    No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, documentation agents, syndication agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which the Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid and to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement), and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10    Collateral Matters.

Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event or (iii) as approved in accordance with Section 10.01; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Person in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11    Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefit of Section 8.03 or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of the Facility Termination Date.

9.12    ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments

and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13    Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or the L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.”

ARTICLE X
MISCELLANEOUS
10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount (it being understood that neither of the following constitutes a reduction in the rate of interest on any Loan or L/C Borrowing or any fees or other amounts: (A) any change to the definition of “Default Rate” or any waiver of any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) any change to or waiver of any financial covenant hereunder (or any defined term used therein), even if the effect of such change or waiver would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder);

(iv) change Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 10.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation or, except as permitted by Section 9.10(b) as in effect on the Closing Date, subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, in each case without the written consent of each Lender directly affected thereby;

(vii) release, or have the effect of releasing all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(viii) release the Borrower without the consent of each Lender; or

(b) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by the L/C Issuer;

(c) unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided further, however, that notwithstanding anything to the contrary herein:

(i) the Fee Letter and any Auto Borrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein;

(iv) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and

(v) an Incremental Facility Amendment shall be effective if signed by the Borrower, the Administrative Agent and each Person that agrees to provide a portion of the applicable Incremental Facility, and a Refinancing Amendment shall be effective if signed by the Borrower, the Administrative Agent and each Person that agrees to provide a portion of the applicable Refinancing Loans.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (1) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (2) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary (x) the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the

Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (y) the Administrative Agent and the Borrower may make amendments contemplated by Section 3.03(c).

10.02    Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail address, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or any other Information or notices through the Internet, the Platform or any other telecommunications, electronic or other information transmission systems.

(d) Change of Address, Etc. The Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (without duplication) (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (I) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (II) arise from any dispute solely among the Indemnitees (other than any claims (A) against any Indemnitee in its capacity or in fulfilling its role as an Arranger, the Administrative Agent or any similar role or (B) arising out of any act or omission on the part of the Borrower and its Subsidiaries). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 10.04.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the

Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it (in each case with respect to any credit facility provided hereunder) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of any revolving credit facility provided hereunder and $5,000,000 in the case of any assignment in respect of any term loan facility provided hereunder, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among any revolving credit facility or term loan facility provided hereunder on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed (it being agreed that withholding consent for any requirement by the Borrower to obtain consent of or filing with any Governmental Authority shall be reasonable)) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the credit facilities provided herein;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded commitment to a term loan facility provided hereunder or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any term loan facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swing Line Lender after Assignment.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, it may, upon thirty days’ notice to the Borrower and the Lenders, resign as the L/C Issuer. In the event of any such resignation as the L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(ii) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

10.07    Treatment of Certain Information; Confidentiality.

(a) Treatment of Confidential Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) provided that, unless specifically prohibited by applicable law or court order, the Administrative Agent, the Lenders and the L/C Issuer, as applicable, shall notify the Borrower (to the extent practicable) of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Administrative Agent, Lender or L/C Issuer, as applicable, by such Governmental Authority or other examinations of such Administrative Agent, Lenders or L/C Issuer, as applicable by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(c) or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the L/C Issuer and/or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (ix) with the consent of the Borrower, (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (xi) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(a)    Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(b)    Press Releases. The Borrower and its Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior consent of the Administrative Agent, unless (and only to the extent that) the Borrower or such Affiliate is required to do so under law and then, in any event the Borrower or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(c)    Customary Advertising Material. The Borrower consents to the publications by the Administrative Agent of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

10.08    Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTION RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower and its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a

“Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

10.18    USA PATRIOT Act Notice.

Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.20    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.21    Amendment and Restatement.

The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(a) that certain Second Amended and Restated Credit Agreement dated as of March 23, 2021, among the Borrower, the lenders identified therein and Bank of America, as administrative agent, swing line lender and L/C issuer (the “Existing Credit Agreement”) shall be amended and restated in its entirety by this Agreement (and this Agreement is not executed in novation of the Existing Credit Agreement);

(b) all Obligations under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder;

(c) the Collateral Documents and the Liens created thereunder in favor of Bank of America, N.A., as administrative agent for the benefit of the holders of the Obligations (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed;

(d) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement;

(e) if any Revolving Loans are outstanding under the Existing Credit Agreement on the Closing Date, then each Lender shall make Revolving Loans on the Closing Date, the proceeds of which shall be applied by the Administrative Agent to prepay the outstanding Revolving Loans under the Existing Credit Agreement, in an amount necessary such that immediately after giving effect thereto each Lender holds its Applicable Percentage (with respect to the Revolving Facility) of the outstanding Revolving Loans;

(f) if any Letters of Credit or Swing Line Loans are outstanding under the Existing Credit Agreement on the Closing Date, then on the Closing Date the risk participations of the Lenders in each outstanding Letter of Credit and each outstanding Swing Line Loan shall be automatically reallocated such that the risk participation of each Lender in each outstanding Letter of Credit and Swing Line Loan equals such Lender’s Applicable Percentage (with respect to the Revolving Facility) of each such Letter of Credit and Swing Line Loan; and

(g) each Lender that is a party to the Existing Credit Agreement immediately prior to the Closing Date waives, and agrees not to demand from the Borrower any claim under Section 3.05 of the Existing Credit Agreement for any loss, cost and expense attributable to the conversion of any Eurodollar Rate Loans (as defined in the Existing Credit Agreement) to Term SOFR Loans on the Closing Date.

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